SHARE PURCHASE AND SALE AGREEMENT
                                      AMONG
                          POWERSCREEN INTERNATIONAL plc
                                   as Seller,
                           PARTEK CARGOTEC HOLDING LTD
                                    as Buyer,
                       and for purposes of Article 9 only,
                           MOFFETT ENGINEERING LIMITED
                            Dated as of July 20, 2000



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                        SHARE PURCHASE AND SALE AGREEMENT


         SHARE PURCHASE AND SALE AGREEMENT ("Agreement"), dated as of July 20, 2000, among POWERSCREEN INTERNATIONAL plc, a company incorporated under the laws of England ("Seller"), PARTEK CARGOTEC HOLDING LTD, a company incorporated under the laws of Ireland ("Buyer"), and for purposes of Article 9 only, MOFFETT ENGINEERING LIMITED, a company incorporated under the laws of Ireland ("Moffett").

                                     RECITAL

         WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, all of the issued and outstanding capital shares (the "Moffett Shares") of Moffett;

         NOW,  THEREFORE,  in  consideration  of  the  foregoing,   and  of  the
representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE 1

                       SALE AND PURCHASE OF MOFFETT SHARES

         1.1 Sale and Purchase of Moffett Shares. Subject to the terms and conditions of this Agreement, effective at the Closing Time (as defined in Section 3.1), Seller shall sell, assign and transfer to Buyer, and Buyer shall purchase from Seller, the Moffett Shares for the consideration specified in
Section 2.1.

                                    ARTICLE 2

                                 PURCHASE PRICE

         2.1 The Purchase Price. The aggregate purchase price for the Moffett Shares shall be Sixty-Seven Million Five Hundred Fifty-Nine Thousand U.S. Dollars ($67,559,000 U.S.) (the "Moffett Purchase Price"), subject to adjustment pursuant to Section 2.3.
The Moffett Purchase Price shall be payable as provided in Section 2.2.

         2.2 Payment of Moffett Purchase Price. The Moffett Purchase Price shall be paid in U.S. dollars no later than 2:00 p.m. (United States eastern standard time) on the Closing Date (as defined in Section 3.1) in the following manner:
(a) an amount equal to Sixty-Seven Million Eighty-Nine Thousand U.S. Dollars ($67,089,000 U.S.) shall be paid by wire transfer of immediately available funds to an accounts or accounts designated in writing by Seller, and (b) an amount equal to Four Hundred Seventy Thousand U.S. Dollars ($470,000 U.S.) shall be paid by wire transfer of immediately available funds into escrow in accordance with the terms of the Escrow Agreement (as defined in Section 11.9).


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         2.3      Purchase Price Adjustment.

                  (a) On or before sixty (60) days following the Closing Date, Buyer shall prepare and deliver to Seller a consolidated balance sheet of Moffett and its Subsidiaries (as defined in Section 4.1(b)) as of the close of business on the Closing Date, which balance sheet shall be reported on by Buyer's independent public accountants as having been properly prepared in accordance with the principles set forth on Exhibit A attached hereto (such principles are referred to herein as "Closing GAAP", and such consolidated balance sheet referred to herein as the "Closing Date Balance Sheet").

                  (b) During the 45-day period following Seller's receipt of the Closing Date Balance Sheet, Seller and its independent public accountants will be permitted to review the working papers of Buyer and Buyer's independent public accountants relating to the Closing Date Balance Sheet and any financial records relevant to the preparation of the Closing Date Balance Sheet. Buyer and Buyer's independent public accountants will also be available from time to time to discuss questions raised by Seller and its independent public accountants. The Closing Date Balance Sheet shall become final and binding upon the parties on the 45th day following receipt thereof by Seller, unless Seller gives written notice of its disagreement ("Notice of Disagreement") to Buyer prior to such date. If Seller gives a Notice of Disagreement to Buyer, then within 15 days thereafter, Seller shall give written notice (the "Second Notice") to Buyer specifying in reasonable detail the nature of, and reasons for, any disagreement so asserted. If a Notice of Disagreement is received by Buyer in a timely manner, then the Closing Date Balance Sheet (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties on the earlier of (x) the date the parties hereto resolve in writing any differences they have with respect to any matter specified in the Notice of Disagreement or
(y) the date any disputed matters are finally resolved in writing by the Arbitrator (as defined in Section 2.3(c)).

                  (c) During the 30-day period following the delivery of a Second Notice, Seller and Buyer shall seek in good faith to resolve any differences which they may have with respect to any matter specified in the Notice of Disagreement. At the end of such 30-day period, Seller and Buyer shall submit to an arbitrator (the "Arbitrator") for review and resolution any and all matters which remain in dispute. The Arbitrator shall be Ernst & Young LLP, or if such firm is unable or unwilling to act, such other person, entity or firm as shall be agreed upon by Buyer and Seller. The Arbitrator shall render a decision resolving the matters submitted to the Arbitrator within 30 days of receipt of such submission. The cost of any arbitration (including the fees of the Arbitrator) pursuant to this Section 2.3(c) shall be paid in the manner specified in Section 11.10.

                  (d)  Subject  to the  Materiality  Thresholds  (as  defined in
Section 11.9), the Moffett Purchase Price shall be subject to adjustment in the event that the Relevant Closing Balance Sheets (as defined in Section 11.9)
indicate that Total Equity (as defined in Section 11.9) as of the close of business on the day before the Closing Date is greater than or less than the Reference Amount (as defined in Section 11.9). The adjustment contemplated by this Section 2.3(d), if any, shall be made in the manner set forth in Section 11.10.
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                                    ARTICLE 3

                                     CLOSING

         3.1      Closing.

                  (a) The closing of the sale and purchase of the Moffett Shares provided for in Article 1 (the "Closing") shall take place at the offices of Robinson Silverman Pearce Aronsohn & Berman LLP, 1290 Avenue of the Americas, New York, New York 10104 (or at such other place as the parties may agree in writing), beginning at 10:00 a.m. on the later of (i) the 30th day after the date of this Agreement (or the 45th day if prior to expiration of such 30-day period, Seller receives a written notice from Buyer stating that despite Buyer's good faith diligent efforts to complete its confirmatory due diligence (as described in Section 6.2(a)), Buyer has been unable to complete such confirmatory due diligence within such 30-day period, or (ii) the fifth business day after the satisfaction or waiver of the conditions specified in Article 7. The date on which the Closing is held is referred to hereinafter the "Closing Date." The effective time of the Closing (the "Closing Time") shall be 11:59 p.m. Irish local time on the Closing Date.

                  (b) At the Closing, Seller shall deliver to Buyer a share transfer form (in form reasonably satisfactory to Buyer) evidencing the transfer of the Moffett Shares to Buyer, and Buyer shall deliver to Seller and the Escrow Agent the Moffett Purchase Price in the manner set forth in Article 2.

                  (c) At the Closing, Seller shall cause any persons nominated by Buyer to be validly appointed as additional directors of Moffett and the Subsidiaries (with each such appointment being effective at the Closing Time), and cause those persons serving as directors of Moffett and the Subsidiaries immediately prior to such appointment to retire from office and from any employment with Moffett or any Subsidiary (with each such retirement being effective immediately after the appointment as directors of the persons nominated by Buyer).


                                    ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  Seller represents and warrants to Buyer that:

         4.1      Organization.

                  (a)  Seller  is  a  corporation  duly  incorporated,   validly
existing and in good standing under the laws of its jurisdiction of incorporation with all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

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

                  (b) Section 4.1 of the disclosure statement prepared by Seller and attached hereto (the "Disclosure Statement") sets forth a correct and complete list of each subsidiary of Moffett (individually, a "Subsidiary," and collectively, the "Subsidiaries"), the jurisdiction in which each such Subsidiary was incorporated and the percentage ownership of such Subsidiary by Moffett.

                  (c) Moffett and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization with the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. To the knowledge of Seller, neither Moffett nor any Subsidiary has had a notice served on it by its auditors under Section 185 or 194 of the Irish Companies Act 1990 (the "1990 Act") and there have been no investigations or directions with respect to the shares of Moffett or any subsidiary under the 1990 Act. To the knowledge of Seller, neither Moffett nor any Subsidiary has been struck off and subsequently restored to the register, under Section 311(a) of the Companies Act 1963. Section 4.1 of the Disclosure Statement sets forth a list of all officers and directors of Moffett and each Subsidiary, as of the date of this Agreement.

                  (d) Two of the Subsidiaries, Moffett Iberica S.A. (Spain) and Moffett Engineering GmbH (Germany) (together, the "Dormant Subsidiaries"), have no operations, assets or rights that are used in or necessary for the operation of Moffett's business as currently conducted and conduct no business on behalf of Moffett.

         4.2 Authorization. The execution, delivery and performance of this Agreement by Seller has been duly authorized by all requisite corporate action of Seller. This Agreement constitutes the valid and binding obligation of Seller, enforceable against it in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         4.3 Corporate Records. True and correct copies of the formation documents (including the memorandum and articles of association) together with true and correct copies of the statutory registers and minute books of Moffett and each Subsidiary have previously been, or will be prior to the Closing, delivered to Buyer.

         4.4 Consents of Third Parties. Except as set forth in Section 4.4 of the Disclosure Statement, the execution, delivery and performance of this Agreement by Seller will not (a) violate or conflict with the memorandum and articles of association or other constitutional documents, as the case may be, of Seller, Moffett or any Subsidiary; (b) conflict with, or result in the breach of, termination of, or give rise to any Lien (as defined in Section 4.6) or constitute a default under or otherwise require prior written consent under, any material agreement, understanding or commitment to which Seller, Moffett, or any Subsidiary is a party or by which Seller, Moffett, or any Subsidiary is bound; or (c) constitute a violation of any law, regulation, rule, judgment or decree applicable to Seller, Moffett, or any Subsidiary, other than, in the case of clauses (b) and (c) of this sentence which, individually or in the aggregate,


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would not have a  material  adverse  effect on the  business  or  properties  of
Moffett. No consent, approval or authorization of any Governmental Authority (as defined in Section 4.15(b)) is required on the part of Seller, Moffett, or any Subsidiary in connection with the execution, delivery and performance of this Agreement, except (a) as set forth in Section 4.4 of the Disclosure Statement and (b) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a material adverse effect on the business or properties of Moffett.

         4.5      Capitalization.

                  (a) Section 4.5 of the Disclosure Statement sets forth the authorized share capital, if applicable, of Moffett and each Subsidiary and the number of issued and outstanding shares of Moffett and each Subsidiary.

                  (b) All of the outstanding share capital of Moffett is owned legally and beneficially by Seller. Except as set forth in Section 4.5 of the Disclosure Schedule, all of the outstanding share capital of each Subsidiary is owned legally and beneficially by Moffett. There are no outstanding options, warrants, calls, subscriptions or other rights (including, without limitation, preemptive rights), agreements or commitments obligating Moffett or any
Subsidiary to issue, transfer or sell any of the equity securities, or any outstanding securities convertible into, exchangeable for or carrying the right to acquire, equity securities of Moffett or any Subsidiary. There are no restrictions of any kind on the transfer of the Moffett Shares.

         4.6 Ownership of Shares. Seller is, and at the Closing Time will be, the legal and beneficial owner of the Moffett Shares, in each case free and clear of any claim, lien, security interest, right of first refusal, option to purchase, charge, mortgage, debenture or other encumbrance (collectively, "Liens"), except as disclosed on Section 4.6 of the Disclosure Statement. At the Closing Time, Seller will transfer and deliver to Buyer legal and valid title to all of the Moffett Shares, free and clear of all Liens other than Liens created or suffered by Buyer and those listed on Section 4.6 of the Disclosure Statement.

         4.7 Title to Assets. Moffett and each Subsidiary has good title, legally and beneficially, to all of its respective assets, free and clear of any Liens, other than (a) Liens created by Buyer, (b) Liens disclosed in Sections
4.7 or 4.16 of the Disclosure Statement, (c) with respect to Owned Property, reflected in any title insurance policies listed in Section 4.16 of the Disclosure Statement (true and correct copies of which have been made available to Buyer), (d) with respect to Owned Property, imperfections of title, easements, pledges, charges, restrictions and encumbrances, including, without limitation, survey matters, and Liens, if any, that do not materially detract from the value of the property subject thereto or materially interfere with the manner in which it is currently being used, and (e) Taxes (as defined in Section 4.10) and general and special assessments not in default and payable without penalty or interest, provided that such Taxes and general and special assessments are accrued in accordance with Closing GAAP on the Closing Date Balance Sheet.

         4.8 Financial Statements. Seller has delivered to Buyer copies of the following financial statements (collectively, the "Financial Statements"): (a) draft audited balance sheet and related income statement of Moffett and the Subsidiaries as of and for the nine-month period ended December 31, 1999 (collectively, the "1999 Financial Statements"); and (b) the unaudited balance


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sheet and related income statement of Moffett and the Subsidiaries as of and for the four months ended April 30, 2000 (the unaudited balance sheet as of December 31, 1999 called, the "1999 Balance Sheet", and the unaudited balance sheet for the four month period ended April 30, 2000 called, the "Interim Balance Sheet"). True and correct copies of the Financial Statements are set forth in Section 4.8 of the Disclosure Statement. The Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied and maintained throughout the periods indicated (except that the Financial Statements for the four month period ended April 30, 2000 have been prepared without footnote disclosures) and fairly present in all material respects the financial position and results of operations for the entities described therein at the dates and for the periods indicated therein (subject in the case of Financial Statements as of April 30, 2000 to normal year-end adjustments consistent with the 1999 Financial Statements). There have been no material changes to the accounting principles used in the financial statements of Moffett since November 11, 1999, other than those set forth in Section 4.8 of the Disclosure Statement.

         4.9      Absence of Certain Changes; Liabilities.

                  (a) Except as set forth in Section 4.9 of the Disclosure Statement, since the date of the 1999 Balance Sheet, Moffett has not suffered any material adverse change in its assets, results of operations or financial condition.

                  (b) To the knowledge of Seller, there are no liabilities or obligations of Moffett or any Subsidiary of a kind required in accordance with GAAP to be reflected in the Financial Statements which are not so reflected, except (i) liabilities reflected in the 1999 Financial Statements and Interim Balance Sheet, (ii) liabilities or obligations which arose after the date of the 1999 Balance Sheet in the ordinary course of business, and (iii) liabilities described in Section 4.9 of the Disclosure Statement.

                  (c) Since the date of the 1999 Balance Sheet, Moffett and each Subsidiary has operated its business in the ordinary course and consistent with past practice, and except as set forth in Section 4.9 of the Disclosure Statement, there has not been:

                    (i) any damage,  destruction or loss (whether or not covered by insurance) that has had a material adverse effect on the business or properties of Moffett and the Subsidiaries taken as a whole;

                    (ii) any issuance of an option to  purchase,  or other right to acquire, capital stock, shares or any security or other instrument convertible into capital stock or shares of any class of Moffett or any Subsidiary;

                    (iii) any  issuance  of shares of capital  stock  (including treasury shares) of Moffett or any Subsidiary;

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

                    (iv) any material  transaction  by Moffett or any Subsidiary other than in the ordinary course of business or as otherwise permitted or contemplated by this Agreement;

                    (v) any agreement to grant any severance or termination  pay to an executive officer or director of Moffett or any Subsidiary which shall not be paid prior the Closing Time or any increase in compensation or benefits payable under existing employment agreements or severance or termination pay policies with respect to any employees of Moffett or any Subsidiary other than (A) increases or bonuses in the ordinary course of business and consistent with the past practice of Terex Corporation, (B) increases or grants required by contracts disclosed pursuant hereto or by applicable law, or (C) increases, agreements and bonuses disclosed in Sections 4.13 and 4.14 of the Disclosure Statement;

                    (vi) any employment, bonus, deferred compensation, or severance agreement entered into with any of the directors, officers or other employees of Moffett or any Subsidiary, other than employment agreements terminable at will and other than as disclosed in Section 4.13 of the Disclosure Statement;

                    (vii) any amendment of the articles of association or by-laws or other constitutional documents, as the case may be, of Moffett or any Subsidiary;

                    (viii)  any   indebtedness   incurred   by  Moffett  or  any
               Subsidiary for money borrowed, other than under existing lines of credit in the ordinary course of business;

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

                    (ix) any intercompany loans or payments, dividends or transfers of assets by Moffett or any Subsidiary inconsistent with Terex Corporation's past practice and the overall corporate cash and tax management practices of Terex Corporation, or otherwise outside the ordinary course of business;

                    (x) any  single  capital  expenditure  or series of  related capital expenditures by Moffett or any Subsidiary in excess of $100,000 U.S. other than in the ordinary course of business;

                    (xi) any material  change or  modification of the accounting methods or practices of Moffett or any Subsidiary or of the banking arrangements of Moffett or any Subsidiary;

                    (xii) any  declaration or payment made of dividends or other distributions to Moffett's shareholders or upon or in respect of any of its shares of capital stock, or redemption or obligation to redeem any of its shares of capital stock or other securities, except those consistent with the past practice of Terex Corporation and overall corporate cash and tax management practices of Terex Corporation;

                    (xiii) with  respect to the five largest  non-United  States customers of Moffett for the period beginning on July 27, 1999 and ending on the date of this Agreement, all of which customers are listed in Section 4.9(c)(xiii) of the Disclosure Statement, Moffett has not received oral or written notice or notices of any dispute or termination of relationship which individually or in the aggregate would have a material adverse effect on the business or properties of Moffett;

                    (xiv) with  respect to the five  largest  vendors of Moffett for the period beginning on July 27, 1999 and ending on the date of this Agreement, each of which are listed in Section 4.9(c)(xiv) of the Disclosure Statement, Moffett has not received oral or written notice or notices of any dispute or termination of relationship which individually or in the aggregate would have a material adverse effect on the business or properties of Moffett;

                    (xv) any acceleration or delay in the manufacture,  shipment or sale of inventory, the collection of accounts receivable or notes receivable, the payment of accounts payable or notes payable, the sale of accounts receivable, or any other action outside the ordinary course of business, which acceleration, delay or other action is inconsistent with past practice or is intended to artificially increase the amount of cash in Moffett and/or any Subsidiary, or artificially increase Moffett Net Equity (as defined in Section 11.9) as calculated from the Closing Date Balance Sheet; and

                    (xvi)  any   agreement  or  commitment  by  Moffett  or  any
               Subsidiary to do any of the foregoing.

         4.10 Taxes. Except as disclosed in Section 4.10 of the Disclosure Statement, and except with respect to Taxes (as defined in this Section 4.10) or Tax Returns (as defined in this Section 4.10) which individually involve $1,000 or less, as of the date hereof, (a) all domestic and foreign Tax returns, reports, information returns and similar documents (including, without limitation, Tax Returns required to be filed under the Taxes Consolidation Act 1997, as amended, and the Value Added Tax Act 1972, as amended) required to be filed with respect to Moffett and each Subsidiary (collectively, the "Tax Returns") have been filed in a timely manner (taking into account all extensions of due dates) and are correct in all material respects and up to date, all Taxes shown as due thereon have been paid, and all notices and items of information that are or have been required to be made or given by Moffett or any Subsidiary for Tax purposes have been made; (b) there is no agreement, waiver or consent providing for an extension of time with respect to the assessment of any Tax or deficiency against Moffett or any Subsidiary, and (c) no deficiencies for any Taxes in respect of Moffett or any Subsidiary have been asserted in writing against Moffett or any Subsidiary, which remain unpaid. To the knowledge of Seller, except with respect to Taxes which individually involve $1,000 or less, the Tax Returns reflect all Taxes due and payable with respect to the periods covered thereby and there are no other Tax liabilities, deficiencies, interest or penalties payable by or asserted against Moffett. Except as set forth in
Section 4.10 of the Disclosure Statement, accruals for Taxes shown on the 1999 Balance Sheet cover liabilities for all Taxes attributable to periods ending on or before such date in accordance with GAAP, and since such date Moffett has not incurred any liability for Taxes that is unusual in nature or amount in any material respect. No authority in a jurisdiction where Moffett or any Subsidiary does not file Tax Returns has made a written claim or given written notice that Moffett or such Subsidiary, as the case may be, is subject to taxation by that jurisdiction.

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

                  The term "Tax" or "Taxes," as used in this Agreement, means all forms of taxation, duties, imposts and levies whether of Ireland, Northern Ireland or elsewhere, including, without limitation, income tax, corporation tax, corporation profits tax, advance corporation tax, capital gains tax, capital acquisitions tax, dividend withholding tax, residential property tax, wealth tax, value added tax, customs and other import and export duties, excise duties, stamp duty, capital duty, social insurance, social welfare, "pay as you earn" or other employment related levies or taxes or other similar contributions in other amounts corresponding thereto whether payable in Ireland or elsewhere and any charges, fees, levies or other assessments, interest, surcharge, penalty or fine required to be paid in connection therewith. In this Agreement, any reference to a liability with respect to any Tax shall include (x) a liability to make payments of, or in respect of, or in relation to, such Tax (including any penalties, interest or the like); (y) the loss, reduction, disallowance, use or set-off against income, profits or gains earned, accrued or received on or before the Closing of any relief which (i) is available or would (were it not for the said loss, reduction, disallowance, use or set-off) have been available to Moffett and/or any Subsidiary following the Closing and which has been taken into account in computing any provision for Tax which is reflected in the Closing Date Balance Sheet (or which, but for the presumed availability of such relief, would have been reflected in the Closing Date Balance Sheet) or (ii) which was treated as an asset of Moffett and/or any Subsidiary or otherwise noted in the Closing Date Balance Sheet; and (z) set-off of any Buyer's relief and circumstances where, but for such use or set-off, Moffett and/or any Subsidiary would have had a liability with respect to Taxes in respect of which Buyer would have been able to make a claim against Seller under this Agreement.

         4.11 Material Contracts, etc. Buyer has been provided access to, or correct and complete copies of, and Section 4.11 of the Disclosure Statement sets forth a list, as of the date of this Agreement, of (a) all commitments and agreements for the purchase of any materials, supplies, machinery, capital assets or services that involve an expenditure by Moffett or any Subsidiary of more than $50,000 U.S. (or the equivalent amount of any other currency) for any one commitment or agreement or series of related commitments or agreements, other than such commitments or agreements entered into in the ordinary course consistent with past practice and which can be canceled by Moffett or such Subsidiary, as the case may be, without liability, premium or penalty on 90 days' or less notice; (b) all personal property leases under which Moffett or any Subsidiary is either lessor or lessee and which involve annual payments or receipts of $50,000 U.S. (or the equivalent amount of any other currency) or more; (c) all other orders, leases, commitments, agreements and instruments (including, but not limited to, mortgages, indentures and other agreements and instruments relating to indebtedness for borrowed money) to which Moffett or any Subsidiary is a party or by which it or its properties are bound that involve annual payments or receipts by Moffett or any Subsidiary in any 12-month period and of more than $50,000 U.S. (or the equivalent amount of any other currency);
(d) all government contracts to which Moffett or any Subsidiary is a party; (e) any joint venture, partnership or similar agreements to which Moffett or any Subsidiary is a party; (f) contracts limiting the right of Moffett or any Subsidiary to compete or do business in any territory; (g) contracts relating to loans to officers, directors or Affiliates (as defined in Section 11.9) of Moffett or any Subsidiary; (h) contracts and arrangements providing for any severance, change-of-control, or stay in place payment, whether or not entered into as a result of the transactions contemplated by this Agreement; (i) contracts relating to loans to officers, directors or Affiliates of Moffett or any Subsidiary to the extent not listed in Section 4.13 of the Disclosure Statement; (j) all license agreements, assignments or contracts (whether as licensor, licensee, assignor, assignee or otherwise) relating to any of the Intellectual Property Rights (as defined in Section 4.17) to the extent not listed in Section 4.17 of the Disclosure Statement; (k) any contract or agreement to which Moffett or any Subsidiary is a party which relates to clean-up, abatement, or any other actions in connection with the remediation of any liabilities relating to Hazardous Materials to the extent not listed in
Section 4.18 of the Disclosure Statement; (l) any other agreement that is material to the business and properties of Moffett or any Subsidiary which involves the payment or receipt of consideration in excess of $50,000 U.S. (or equivalent amount of any other currency) per annum; (m) any contract or agreement to which Moffett or any Subsidiary is a party which relates to the distribution of products and/or services of Moffett or any Subsidiary; and (n) any modification of any of the foregoing. Section 4.11 of the Disclosure Statement also describes the grants received by Moffett and/or any Subsidiary which are administered by or provided through Forbairt or Enterprise Ireland or are otherwise received by Moffett and/or any Subsidiary in connection with the Industry Research and Development Initiative (individually, a "Grant"). Notwithstanding the foregoing, Section 4.11 of the Disclosure Statement shall not be required to list orders for the purchase of raw materials, parts, components or inventories or the sale of products, in each case, entered into in the ordinary course of business and consistent with past practice.

         4.12 Absence of Defaults. Each of the contracts listed or required to be listed in Sections 4.11 and 4.13 of the Disclosure Statement (including each contract that would be required to be listed in Section 4.11 or Section 4.13 of the Disclosure Statement if it was not listed in Section 4.17 or Section 4.18 of the Disclosure Statement), each contract of a type described in Sections 4.11 and 4.13 of this Agreement (including each contract that would be required to be listed in Section 4.11 or Section 4.13 of the Disclosure Statement if it was not listed in Section 4.17 or Section 4.18 of the Disclosure Statement) that is entered into on or after the date of this Agreement (each, a "Material Contract") constitutes a valid and binding obligation of Moffett and/or the applicable Subsidiary, as the case may be, and to the knowledge of Seller, the other parties thereto, and is in full force and effect. Except as set forth in
Section 4.12 of the Disclosure Statement, neither Moffett nor any Subsidiary is in default in any material respect under any Material Contract or under any material outstanding vendor or customer orders and, to the knowledge of Seller, no event has occurred or exists which, with or without the passage of time or the giving of notice or both, would constitute such a material default or breach by Moffett or any Subsidiary. With respect to any contract not listed in Section
4.11 or Section 4.13 of the Disclosure Statement to which Moffett or any Subsidiary is a party, neither Moffett nor any Subsidiary is in default, nor do circumstances exist which, with or without the passage of time or the giving of notice or both, would cause such a default, the result of which is likely to have a Material Adverse Effect. With respect to each Grant required to be described in Section 4.11 of the Disclosure Statement, Moffett, or, in the case where a Subsidiary is a party to such grant, the Subsidiary (a) is in compliance with all of the material terms and conditions of such Grant; (b) no event has occurred or exists which, with or without the passage of time or the giving of notice or both, would constitute grounds for revocation or cancellation of such Grant, or for acceleration of any obligations under such Grant; and (c) Seller has no reason to believe that any project which is the subject of any such Grant will not meet any scheduled completion dates required under the terms of such Grant.

         4.13  Agreements  Regarding  Employees.  Except as set forth in Section
4.13 of the Disclosure Statement, as of the date of this Agreement neither Moffett nor any Subsidiary is a party to or bound by any (a) pension, profit sharing, share option, employee share purchase or other plan or arrangement providing for deferred or other compensation to the employees of Moffett, or any other material benefit plan or similar arrangement with the employees of Moffett or any Subsidiary; (b) employment agreement, arrangement or understanding; or
(c) any collective  bargaining or other labor agreement.  Except as set forth in
Section 4.13 of the Disclosure Statement, there are no existing, or to the knowledge of Seller threatened, (x) employee strikes, work stoppages, lockouts or material labor disputes; or (y) to the knowledge of Seller, any union organizing activity or work slow-downs involving the employees of Moffett or any Subsidiary.

         4.14 Employee Benefit Plans. Except as set forth on Section 4.14 of the Disclosure Statement, as of the date of this Agreement there are no employee benefit plans, pension, welfare benefit, share option, share purchase, deferred compensation, severance incentive, death-in-service, income continuation, permanent health insurance, private medical insurance, bonus or other fringe benefit plan or arrangement maintained or contributed to by Moffett or any Subsidiary for the benefit of its employees.

         4.15     Litigation; Compliance with Laws.

                  (a) Except as set forth in Section 4.15 of the Disclosure Statement, there is no suit, litigation, proceeding, appeal or administrative action (including, without limitation, any investigations under the 1990 Act) pending, or to the knowledge of Seller, threatened in writing, judgment, order, injunction or decree outstanding, against Moffett or any Subsidiary that, if adversely determined, would have a material adverse effect on the business of Moffett or the Subsidiaries taken as a whole. There are no judicial or administrative actions, proceedings or investigations pending or, to the knowledge of Seller, threatened that question the validity of this Agreement or the transactions contemplated hereby or that, if adversely determined, would have a material adverse effect upon Seller's ability to enter into or perform its obligations under this Agreement. Neither Moffett nor any Subsidiary is subject to any directions made under the 1990 Act.

                  (b) Except as set forth in Section 4.15 of the Disclosure Statement, and except with respect to compliance with Environmental Laws which is dealt with exclusively in Section 4.18, as of the date hereof, Moffett and each Subsidiary is and has been in compliance in all material respects with all applicable domestic and foreign laws, ordinances, rules, regulations, judgments, decrees and orders ("Laws") of any governmental entity or authority having jurisdiction over Moffett or its properties or assets or such Subsidiary or its properties or assets (each, a "Governmental Authority"), including, without limitation, the Local Government (Planning and Developments) Acts 1963 to 1999, the Local Government (Sanitary Services) Acts 1878 to 1964, the Building Control Act 1980, the Fire Services Act 1980, each as amended from time to time, and, with respect to Moffett Sales & Service Limited, the Fair Employment and Treatment (Northern Ireland) Order 1998. To the knowledge of Seller, neither Moffett nor any Subsidiary has any liability (whether accrued, absolute, contingent, direct or indirect) for past violations of any law, ordinance, code, rule or regulation, except as would not have a material adverse effect on its business or properties. All material reports and returns (other than Tax Returns which are covered exclusively by Section 4.10) required to be filed by Moffett and each Subsidiary with any Governmental Authority have been filed and were accurate and complete in all material respects when filed. To the knowledge of Seller, no payments of cash or other consideration have been made to any person, entity or government by Moffett or any Subsidiary or by any agent, employee, officer, director, shareholder or other person or entity on behalf of Moffett or any Subsidiary which were unlawful under the laws of Ireland or any other Governmental Authority.

         4.16     Real Property.

                  (a) Section 4.16 of the Disclosure Statement sets forth a correct and complete list of all real property (i) owned by Moffett and/or any Subsidiary (the "Owned Property") and (ii) leased by Moffett and/or any
Subsidiary (the "Leased Property"). Moffett and each Subsidiary has good and marketable title to its Owned Property free and clear of all Liens, other than
(i) those reflected in any title insurance policies listed in Section 4.16 of the Disclosure Statement (true and correct copies of which have been made available to Buyer by Seller); (ii) imperfections of title, easements, pledges, charges, restrictions and encumbrances, including, without limitation, survey matters and Liens, if any, that do not materially detract from the value of the property subject thereto or materially interfere with the manner in which it is currently being used; (iii) Taxes and general and special assessments not in default and payable without penalty or interest and which are accrued on the Closing Date Balance Sheet in accordance with Closing GAAP; and (iv) Liens disclosed in Section 4.16 of the Disclosure Statement. With respect to the Owned Property, Moffett and the Subsidiaries have all deeds and documents of title and all material planning documents necessary to prove title. Except as set forth in
Section 4.16 of the Disclosure Statement, there are no leases, contracts, options or agreements relating to or affecting the Owned Property to which Moffett or any Subsidiary is a party or by which Moffett or any Subsidiary is bound or affected, except those which are terminable on notice of 90 days or less without liability, premium or penalty.

                  (b) Except as set forth in Section 4.16 of the Disclosure Statement, there are no conditions on the Owned Property or the Leased Property (including, without limitation, all buildings, systems, fixtures, structures and improvements thereon) which (i) constitute a material health or safety hazard, or (ii) materially reduce the value of any portion of the Owned Property or the Leased Property to a prospective buyer with knowledge of the condition. All buildings, systems, fixtures, structures and improvements leased or used by Moffett and each Subsidiary are in working order and are adequate in condition, quality and quantity for the normal operation of the business of Moffett or such Subsidiary as presently conducted. Moffett possesses all easements and rights, including without limitation, easements for all utilities, services, roadways, and other means of ingress and egress, necessary to conduct its business as presently conducted. The Owned Property and the Leased Property comply in all material respects and are being operated in all material respects in compliance with all applicable covenants, conditions and restrictions of record.

                  (c) Neither the whole or any portion of the Owned Property or the Leased Property has been condemned, requisitioned or otherwise taken by any public authority for any purpose, no written notice of such condemnation, requisition or taking has been served upon Moffett and, to the knowledge of
Seller, no such condemnation, requisition or taking is threatened or contemplated. To the knowledge of Seller, there are no proposed actions by any governmental agencies or authorities which have or may create a Lien on the Owned Property or the Leased Property or any portion thereof. Except as reserved on the Financial Statements or on the Closing Date Balance Sheet, there are no unpaid charges for special assessments on any of the Owned Property. No public improvements have been commenced and, to the knowledge of Seller, there are no public improvements planned which have resulted or may reasonably be expected to result in special assessments against or otherwise adversely affect the use of any of the Owned Property. No governmental agency has issued any work order, and there are no outstanding court orders, requiring repairs, alterations or corrections of any condition on the Owned Property which are material in nature or amount. Neither Moffett nor any Subsidiary has received nor does Seller have any knowledge of any written notice from any department or division of federal, state or local government relating to any violation of any fire, zoning, building, health or other statute code, regulation or ordinance or other governmental rule with respect to the Owned Property or Leased Property that has not previously been corrected other than a violation which will not have a material adverse effect on the business or properties of Moffett and the Subsidiaries taken as a whole.

                  (d) Section 4.16 of the Disclosure Statement sets forth (i) a true and correct summary of capital expenditures made with respect to Moffett for fiscal year 1999 and for the four-month period ending April 30, 2000, and
(ii) a true and correct summary of aggregate budgeted capital expenditures for fiscal year 2000 for Moffett and the Subsidiaries.

         4.17 Patents and Trademarks. Moffett and each Subsidiary has rights to use all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and rights which are necessary for use in connection with its business (individually, an "Intellectual Property Right," and collectively, the "Intellectual Property Rights"); provided, however, that with respect to Intellectual Property Rights relating to products or components supplied to Moffett or any Subsidiary by third party vendors, Seller represents and warrants only that, except as set forth in Section 4.17 of the Disclosure Statement, Moffett or such Subsidiary, as the case may be, has been granted the right to use such products or components by the respective vendors and that Seller has no knowledge that the use of such products and/or components infringes on the rights of any person or entity. Moffett and each Subsidiary has rights to use all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and rights which are currently being used in connection with its business. Section
4.17 of the Disclosure Statement sets forth a list of all material inventions which are the subject of issued letters patent or applications therefor and all material trade and service marks which have been registered or for which an application for registration is pending, in each case which are owned and used or held for use by Moffett and each Subsidiary (collectively, the "Patent Rights"). Section 4.17 of the Disclosure Statement also lists all other items comprising the Intellectual Property Rights. Except as set forth in Section 4.17 of the Disclosure Statement, neither Moffett nor any Subsidiary (a) is a defendant in any claim, suit, action or proceeding relating to its business which involves a claim of infringement of any patents, trademarks, copyrights or service marks, and (b) has knowledge of any existing infringement by another person of any of the material Intellectual Property Rights. Except as disclosed in Section 4.17 of the Disclosure Statement, no Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by Moffett or any Subsidiary or restricting the licensing thereof by Moffett or any Subsidiary to any person in any material respect. For purposes of this Section 4.17, any reference to the knowledge of Moffett or any Subsidiary shall include the knowledge of Seller.

         4.18 Environmental Matters. Except as described in Section 4.18 of the Disclosure Statement, (a) to the knowledge of Seller, (i) Moffett and each
Subsidiary has made all filings and possesses all permits, licenses, other authorizations, registrations and other governmental consents material to its business ("Environmental Permits") which are required under any applicable Environmental Laws (as defined in this Section 4.18); (ii) all such Environmental Permits are in full force and effect; and (iii) to the knowledge of Seller, no amendment has been proposed to one or more of the Environmental Permits, the result of which would have a material adverse effect on the business or properties of Moffett and the Subsidiaries taken as a whole; (b) to the knowledge of Seller, there is no condition with respect to any of Moffett's assets or any assets of a Subsidiary which would reasonably be expected to subject Buyer, Moffett, or any Subsidiary to fines, penalties or enforcement actions due to violations of Environmental Laws or Environmental Permits and/or which would reasonably be expected to result in a material liability to Buyer under any requirements of Environmental Laws or Environmental Permits; (c) there are currently no lawsuits, orders, consent decrees, administrative enforcement actions, environmental cleanup proceedings or written notices of violation pending or, to the knowledge of Seller, threatened, with respect to compliance or in connection with Environmental Laws affecting the assets of Moffett or any Subsidiary; (d) the operation of the business of Moffett is, and within applicable statutes of limitation, has been in compliance in all material respects with applicable Environmental Laws; and (e) to the knowledge of Seller, there are no Hazardous Materials (as defined in this Section 4.18) located in, at, on, from or under the Owned Real Property or Leased Real Property that would reasonably likely result in material liabilities of, or material losses, material damages or material costs to Seller, Moffett, any Subsidiary, or Buyer under any Environmental Law. There are no environmental audits, inspections, assessments, investigations or similar reports in the possession of Seller, Moffett or any Subsidiary, or of which Seller, Moffett or any Subsidiary is aware relating to Owned Real Property, Leased Real Property or any other assets of Moffett or any Subsidiary.

                  The term "Environmental Law" or "Environmental Laws," as used in this Agreement, means all applicable domestic and foreign laws, regulations, common law, statutes, statutory instruments, directives, regulations, by-laws, orders, codes, judgments and other legal measures having the force of law (whether criminal, civil or administrative) relating to the discharge, release, emission, dispersal, spilling, leakage, dumping or migration of Hazardous Materials or otherwise concerning the protection of the environment including, without limitation, the Public Health (Ireland) Act 1878, the Air Pollution Act 1987, the Local Government (Water Pollution) Acts 1977 to 1990, the Safety Health and Welfare at Work Act 1989, the Safety and Industry Act 1980, the Factories Act 1955, the Local Government (Planning and Developments) Acts 1963 to 1999, the Waste Management Act 1996, the Environmental Protection Agency Act 1992, the European Communities Act 1972, the Fisheries Acts 1959-1991, the

Dangerous Substances Acts 1972-1979, and all regulations, by-laws, orders, decisions and codes made thereunder (all as the same may have been amended and as in effect from time to time through the Closing Time).

                  The term "Hazardous Materials," as used in this Agreement, means all hazardous or toxic substances, chemicals, liquids, gases, vapors, fill, soils, wastes and materials; any pollutants, particulate matter, effluents, emissions, or contaminants which are toxic or hazardous (including, without limitation, petroleum products and asbestos); and any other similar substances or materials which are regulated under Environmental Laws.

         4.19 Inventory. The inventory of Moffett and each Subsidiary is of a quality and quantity usable in the ordinary course of business of Moffett and such Subsidiary, and none of which is obsolete, below standard quality, damaged or defective, subject only to the reserve for inventory write down set forth in the 1999 Financial Statements or the Interim Balance Sheet (as adjusted for the passage of time) through the Closing Time in accordance with GAAP and in accordance with past practice. The value of all inventory items, including finished goods, work-in-process and raw materials, has been recorded on the books of Moffett and each Subsidiary at the lower of cost or market in accordance with GAAP consistently applied. Section 4.19 of the Disclosure Statement sets forth a summary of the inventory valuation principles used by Moffett and each Subsidiary.

         4.20 Receivables. All receivables of Moffett and the Subsidiaries reflected on the Financial Statements and those existing as of the Closing Time represent valid claims from bona fide, arm's length sales of goods and services actually made by Moffett and each of the Subsidiaries, as the case may be, in the ordinary course of business. To the knowledge of Seller, all such accounts and notes receivable are collectable (or have been collected) in the ordinary course of business using normal collection practices at the aggregate recorded amounts thereof (net of reserves on the 1999 Financial Statements and Interim Balance Sheet, as adjusted for the passage of time through the Closing Time in accordance with GAAP and the past practice of Moffett.

         4.21 Brokers and Finders. Neither Seller nor Moffett nor any Subsidiary has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with this Agreement or the transactions contemplated herein.

         4.22 Disclaimer. BUYER ACKNOWLEDGES THAT SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER, OTHER THAN THE REPRESENTATIONS AND WARRANTIES OF SELLER SPECIFICALLY SET FORTH IN THIS ARTICLE 4, AND BUYER SHALL RELY UPON ITS OWN EXAMINATION THEREOF. IN ANY EVENT, SELLER MAKES NO IMPLIED WARRANTIES OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY, WITH RESPECT TO ANY OF THE TANGIBLE ASSETS BEING SO SOLD, OR AS TO THE CONDITION OR WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT.

         4.23 Certain Transactions. Except as set forth in Section 4.23 of the Disclosure Statement, neither Moffett nor any Subsidiary owes any amount to, nor does Moffett or any Subsidiary have any outstanding contract with or commitment to, any of the shareholders, directors, officers, employees or consultants of Moffett or any Subsidiary (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business), and no such person owes any amount to Moffett or any Subsidiary.

         4.24 Books and Records. The books and all corporate records (including minute books and stock record books) and financial records of Moffett and each Subsidiary are complete and correct in all material respects and since the acquisition of Moffett by an Affiliate of Terex Corporation have in all material respects been maintained in accordance with applicable sound business practices, laws and other requirements.

         4.25 Year 2000 Compliance. To the knowledge of Seller, except as set forth in Section 4.25 of the Disclosure Statement, all software, computer, communications, electronic or other hardware or equipment, including any imbedded software or firmware, used in Moffett's business and each Subsidiary's business (collectively, "Year 2000 Assets") correctly recognize, calculate, sort, store, display and otherwise process data involving dates prior to, during and after the Year 2000 A.D. and the operation and functionality of the Year 2000 Assets was and is in no way adversely affected by the occurrence or passing of the calendar date January 1, 2000.

         4.26 Product Warranty. Section 4.26 of the Disclosure Statement sets forth a description of all warranties provided by Moffett and each Subsidiary and a statement of the aggregate cost of remedying all warranty claims made by customers of Moffett and each Subsidiary for the year ending December 31, 1999, together with a summary of outstanding warranty claims as of April 30, 2000, which summary indicates the product involved, the type of claims and the estimated cost of remedying the claims. Except as set forth in Section 4.26 of the Disclosure Statement, there are no outstanding warranty claims with respect to the business of Moffett and of each Subsidiary and Seller has no notice or knowledge of threatened or potential warranty claims other than those arising in the ordinary course since the date of the Interim Balance Sheet which are usual in nature and amount.

         4.27 Sufficient Assets. Moffett and each Subsidiary owns, leases or licenses all assets and rights that are material to the operation of its business as presently conducted.


         4.28 Insurance. Section 4.28(a) of the Disclosure Statement sets forth a list of all policies or binders of fire, liability (including, without limitation, products liability), workers compensation, vehicular, title and other insurance held by or on behalf of Moffett and each of the Subsidiaries. With respect to each such policy or binder so listed, Section 4.28 of the Disclosure Statement also lists the insurance limits, deductible(s), and term of coverage. Such policies and binders are outstanding and in full force and effect. Neither Moffett nor any Subsidiary is in default in any material respect under any such policy or binder so listed and, to the knowledge of Seller, no event has occurred or exists which, with or without the passage of time or the giving of notice or both, would constitute such a material default or breach by Seller or Moffett under such policy or binder. Neither Moffett nor any

Subsidiary has received any notice of cancellation or nonrenewal of, or disallowance of any claim under, any such policy or binder. Section 4.28(b) of the Disclosure Statement lists all policies or binders of products liability insurance in effect through December 1, 1999 (individually, a "Product Liability Policy"). Each Product Liability Policy is fully paid and in full force and effect with respect to occurrences covered by such policy during the coverage period stated therein.

         4.29 Insolvency. No order has been made, petition presented, resolution passed or meeting convened for the winding up of, or making any administration order for, Moffett or any of the Subsidiaries. No receiver or examiner has been appointed over the whole or any part of the property or assets of Moffett or any of the Subsidiaries. No composition in satisfaction of debts, nor any compromise or arrangement with creditors or members (or any class of creditors or members) has been proposed, sanctioned or approved in relation to Moffett or any of the Subsidiaries.

                                    ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  Buyer represents and warrants to Seller as follows:

         5.1 Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Ireland with all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

         5.2 Authorization. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all requisite corporate action of Buyer. This Agreement constitutes the valid and binding obligation of Buyer enforceable against it in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         5.3 Consents of Third Parties. The execution, delivery and performance of this Agreement by Buyer will not (a) violate or conflict with the memorandum and articles of association and other constitutional documents of Buyer; (b) conflict with, or result in the breach of, termination of, or give rise to any lien or constitute a default under, any material agreement, understanding or commitment to which Buyer is a party or by which Buyer is bound; (c) constitute a violation of any law, regulation, rule, judgment or decree applicable to Buyer; or other than violations, conflicts, breaches, terminations, accelerations, defaults and creations specified in the foregoing clauses (b) and
(c) of this sentence which will not, individually or in the aggregate, materially adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement in accordance with the terms hereof. No consent, approval or authorization of any Governmental Authority is required on the part of Buyer in connection with the execution, delivery and performance of this Agreement, except as set forth in Section 5.3 of the disclosure statement prepared by Buyer and attached hereto ("Buyer's Disclosure Statement").

         5.4 Litigation. There is no suit, litigation, proceeding or governmental action pending, or to the knowledge of Buyer, threatened, or any order, injunction or decree outstanding, against Buyer that, if adversely determined, would materially adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement in accordance with the terms hereof.

         5.5 Investment. Buyer is purchasing the Moffett Shares for investment purposes and not with a view to the resale or distribution of the Moffett Shares, and will not sell the Moffett Shares in violation of applicable securities laws.

         5.6 Financing. Buyer has available to it all funds necessary to pay the Moffett Purchase Price and related fees and expenses, and has the financial capacity to perform all of its other obligations under this Agreement.

         5.7 Brokers or Finders. Neither Buyer nor any of its subsidiaries or Affiliates has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with this Agreement or the transaction contemplated herein.

                                    ARTICLE 6

                        FURTHER AGREEMENTS OF THE PARTIES

         6.1  Conduct  of  Business   Pending  the  Closing   Time.   Except  as
contemplated by this Agreement, from the date hereof until the Closing Time, except as approved in writing by Buyer, Seller covenants and agrees that:

                  (a) Moffett and each Subsidiary shall operate its business in the ordinary course and consistent with its past practice, in each case as reflected on the Financial Statements.

                  (b) Except as contractually required by any employment arrangement listed on Section 4.13 of the Disclosure Statement and other than in connection with actions generally taken by Terex Corporation with respect to all of its operations and consistent with Terex Corporation's past practice, neither Moffett nor any Subsidiary will (i) grant or agree to grant any (x) bonus to any employee, (y) general increase in the rates of salaries or compensation of its employees or (z) specific increase to any employee, except such as are in accordance with regularly scheduled periodic increases, or (ii) provide for any new pension, retirement, severance, retention or other employment benefits to any of its employees or any increase in any existing benefits.

                  (c) Neither Moffett nor any Subsidiary will amend its memorandum and articles of association or other constitutional documents, except as required by law or in such other manner as is not materially adverse to Moffett or such Subsidiary, provided, however, that Buyer shall be given notice of any amendment permitted under this Section 6.1(c) prior to such amendment being made.

                  (d) Seller will use reasonable efforts to maintain and preserve intact Moffett's business and each Subsidiary's business, to keep available the services of Moffett's and each Subsidiary's present employees and to maintain Moffett's and each Subsidiary's relationships with customers, suppliers and others having business relationships with Moffett or such Subsidiary.

                  (e) Neither Moffett nor any Subsidiary shall sell, assign, voluntarily encumber, grant a security interest in or license with respect to, or dispose of, any of its material assets or properties, tangible or intangible, or incur any material liabilities, except for sales, dispositions made or liabilities, encumbrances or security interests incurred, including the creation of purchase money security interests, in the ordinary course; provided, that nothing herein shall preclude Moffett or any Subsidiary from using its existing borrowing or credit facilities in a manner consistent with its past practice since owned by Terex Corporation.

                  (f)      Neither Moffett nor any Subsidiary shall:

                    (i) create, incur, or assume any debt, liability or obligation for borrowed money, direct or indirect, whether accrued, absolute, contingent, or otherwise, other than under existing lines of credit or in the ordinary course of business consistent with its past practice;

                    (ii) waive or release any rights of material  value relating to its business;

                    (iii) transfer,  sell or otherwise  convey any of the assets of Moffett, other than sales of products to customers and dispositions of immaterial or obsolete assets, in each case, in the ordinary course of business consistent with past practice;

                    (iv) enter into or terminate any material lease with respect to its business, or make any change in any material leases, other than in the ordinary course of business consistent with its past practice;

                    (v) become  obligated  to make any capital  expenditures  or enter into any commitments therefor, except for capital expenditures not exceeding $100,000 U.S. for any one commitment or series of related commitments made in the ordinary course of business consistent with past practice;

                    (vi) transfer, terminate or permit the lapse of or fail to pay any fee that becomes due with respect to any of the Intellectual Property Rights;

                    (vii) accelerate or delay the manufacture,  shipment or sale of inventory, the collection of accounts receivable or notes receivable or the payment of accounts or notes payable, sell any accounts receivable or take any action outside the ordinary course of business if such acceleration, delay or other action is inconsistent with past practice or is intended to artificially increase the amount of cash at Moffett or at any Subsidiary or artificially increase Moffett Net Equity (as defined in Section 11.9), as calculated from the Closing Date Balance Sheet;

                    (viii) enter into any product distribution, sales representative, sales agency, supplier or sub-supplier agreement without the prior written consent of Buyer, which consent shall not be unreasonably withheld; or

                    (ix) agree or  otherwise  commit to take any of the  actions referred to in subsections (i)-(viii) above.

         6.2      Access/Schedule Update.

                  (a) From the date of this Agreement until the Closing Date, Seller will at reasonable times and upon reasonable notice, furnish Buyer with access to or copies of such financial and operating data and such other information relating to Moffett and the Subsidiaries as Buyer may from time to time reasonably request. In addition, from the date of this Agreement until the Closing Date, Seller shall permit representatives of Buyer to have access at reasonable times and upon reasonable notice to the Owned Property, the Leased Property, and the facilities and key employees of Moffett and each Subsidiary. Prior to the Closing Date, Buyer shall have the right to complete, at the sole cost and expense of Buyer, Phase I environmental studies on each parcel of Owned Property and Leased Property. Buyer shall deliver to Seller a copy of any Phase I or other third party report prepared in connection with any such environmental investigation; provided, however, that no such Phase I or other environmental review by Buyer will involve sampling, Phase II testing or invasive investigatory work without the prior written consent of Seller, which consent shall not be unreasonably withheld (it being agreed that it shall not be unreasonable for Seller to withhold consent with respect to a particular property if the findings contained in any Phase I investigation at such property do not indicate that there is a reasonable likelihood that a material unremedied violation of Environmental Law exists. Buyer will treat any environmental review of the Owned Real Property or Leased Real Property as confidential information, unless otherwise required by law. Any disclosure whatsoever during any investigation by or on behalf of Buyer shall not constitute an enlargement of or additional representations or warranties of Seller beyond those specifically set forth in Article 4. All such information and access shall be subject to the terms and conditions of the Confidentiality Agreement referenced in Section 6.8. Buyer's rights under this Section 6.2 to perform environmental testing is subject to the condition that the inspections and testing to be conducted shall not (i) unreasonably interfere with the business operations of Seller, Moffett or any Subsidiary, (ii) damage any asset or property used in connection with the business of Seller, Moffett or any Subsidiary and (iii) cause Seller, Moffett or any Subsidiary to be in material breach of any lease or other agreement relating to any of the Owned Property or Leased Property; provided, however, that Seller shall not be deemed to have breached any representation or warranty herein to the extent that such breach was caused by Buyer's actions under this Section 6.2.

                  (b) Within 10 days following the execution of this Agreement, Seller shall provide Buyer with written updates of Sections 4.1, 4.11, 4.13 and
4.14 of the Disclosure Statement; provided, however, that no such update shall relieve Seller from liability to Buyer for any losses or diminution in value suffered by Buyer in connection with the matters disclosed therein to the extent that the failure to disclose such matters in the first instance results in a breach of a representation or warranty of Seller, except to the extent (i) such matter is reserved for on the Closing Date Balance Sheet or (ii) such matter does not constitute an adverse change or a liability and, accordingly, no reserve is appropriate.

         6.3 Best Efforts; Other Actions. Subject to the terms and conditions herein provided, each of the parties hereto agrees to (a) use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done as promptly as practicable, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by this Agreement, including obtaining any governmental or other consents, transfers, orders, qualifications, waivers, authorizations, exemptions and approvals, providing all notices and making all registrations, filings and applications necessary or desirable for the consummation of the transactions contemplated herein; (b) use its best efforts to defend any lawsuits or other legal proceedings (whether judicial or administrative) challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed; and (c) use its best efforts to fulfill or obtain the fulfillment of all other conditions to Closing, including, without limitation, the execution and delivery of all agreements or other documents contemplated hereunder to be so executed and delivered.

         6.4 Expenses. Except as otherwise specifically provided in this Agreement, Buyer, on the one hand, and Seller, on the other hand, shall bear its own expenses incurred in connection with this Agreement and in connection with all obligations required to be performed by each of them under this Agreement.

         6.5 Publicity. Buyer shall consult with Seller, and Seller shall consult with Buyer, before issuing any press release concerning the transactions contemplated by this Agreement and, except as may be required by applicable law, will not issue any such press release without the prior written consent of Seller or Buyer, as the case may be. If Buyer or Seller is so required to issue such press release, it shall use its best efforts to inform Seller or Buyer, as the case may be, prior thereto and to consult with such party as to the contents thereof, and the contents thereof shall be reasonably acceptable to Seller or Buyer, as the case may be.

         6.6 Transfer Taxes. Any sales, share transfer taxes, real property transfer taxes, personal property transfer taxes, real property gains or conveyance taxes (other than income, capital gains or similar taxes on Seller's income or appreciation) or other like taxes including, without limitation, any stamp duty arising under the Stamp Duties Consolidation Act 1999 in connection with the transactions contemplated by this Agreement, or recording fees payable in connection with the sale of the Moffett Shares shall be paid one-half by Buyer and one-half by Seller. If any Tax Returns or other documents are required to be filed in a jurisdiction with respect to any of the foregoing, then as between Buyer and Seller, the party responsible for preparing such Tax Returns or other documents under the laws of such jurisdiction shall be responsible for the filing thereof.

         6.7 Preservation of Records. Buyer agrees that it shall, at its own expense, preserve and keep the records of Moffett and the Subsidiaries delivered to Buyer pursuant to this Agreement for a period of seven years from the Closing Date, or, if requested by Seller, for any longer periods as may be required by any government agency or ongoing litigation, and shall make such records available to Seller as may be reasonably required by Seller in connection with, among other things, any insurance claim, legal proceeding, environmental matter or governmental investigation relating to Seller, Moffett or any Subsidiary. In the event Buyer wishes to destroy such records after that time, it shall first give 60 days' prior written notice to Seller, and Seller shall have the right at its option and expense to take possession of the records within 90 days thereafter.

         6.8 Confidentiality. The letter agreement, dated as of February 16, 2000, between Terex Corporation and Buyer (the "Confidentiality Agreement") is hereby incorporated by reference herein in its entirety and shall continue in full force and effect until the Closing, at which time such Confidentiality
Agreement (other than provisions therein dealing with information and other matters concerning Terex Corporation and not Moffett or any of the Subsidiaries, which provisions shall continue in full force and effect) and the obligations of Buyer under this Section 6.8 shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect.

         6.9      Cash at Closing.

                  (a) Seller shall be entitled, prior to the Closing Time, to collect and retain or cause to be collected and retained the proceeds of all items received in any bank account of Moffett and of each Subsidiary (collectively, the "Bank Accounts") or otherwise in respect of Moffett and each Subsidiary (including the amount of any checks received by Moffett and each Subsidiary), and all other cash on hand, through the close of business on the Closing Date (the "Pre-Closing Cash"); provided, however, that Seller may at its option not collect but leave in any of the Bank Accounts or other locations of Moffett and each Subsidiary all or any portion of the Pre-Closing Cash, and the aggregate amount of such uncollected Pre-Closing Cash, calculated, in the case of foreign cash, at the exchange rate at the close of business on the business day immediately preceding the Closing Date as reported in The Wall Street Journal, shall be paid to Seller together with and in the same manner as the Moffett Purchase Price. If after the Closing it is determined by mutual agreement of the parties that the amount of Pre-Closing Cash is greater or less than the sum of the amount, if any, that was collected by Seller and the amount, if any, that was uncollected and paid together with the Moffett Purchase Price, Buyer shall pay Seller or Seller shall pay Buyer, as applicable, the difference between the two amounts promptly after such determination (but in no event shall such payment be made later than five business days after the determination is made). If the parties disagree as to whether a payment must be made pursuant to this Section 6.9(a), or if the parties disagree as to the amount of such payment, then such dispute shall be submitted to the Arbitrator. Such submission shall be made at the same time a dispute is submitted to the Arbitrator pursuant to Section 2.3(c), or if no dispute is submitted to the Arbitrator pursuant to
Section 2.3(c), then any submission pursuant to this Section shall be made within five days after the expiration of the 30-day period referenced in the first sentence of Section 2.3(c). The Arbitrator shall render a decision resolving the matter within 30 days after its receipt of such submission. The Arbitrator's decision on the matter shall be final and binding on the parties absent manifest error. The cost of any arbitration pursuant to this Section 6.9(a), including, without limitation, the fees of the Arbitrator, shall be borne 50% by Buyer and 50% by Seller.

                  (b) All intercompany accounts and intercompany notes between Seller or any of Seller's Affiliates, on the one hand, and Moffett or any Subsidiary, on the other hand, shall be canceled at the Closing Time, except for amounts payable with respect to goods provided by Seller or any of Seller's Affiliates to Moffett in the ordinary course of business and listed on Section 6.9(b) of the Disclosure Statement.

         6.10     Reserved.

         6.11     Reserved.

         6.12     Litigation Support; Records Retention; Transitional Services.

                  (a) In the event and for so long as any party is actively investigating, contesting, defending against or prosecuting any charge, complaint, action, suit, contract appeal, proceeding, hearing, investigation, claim, demand or audit (including routine audits and contract close-outs) in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Time involving Moffett and/or any Subsidiary, the other party will cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel and provide such testimony and access to its books and records as may be reasonably necessary in connection with the contest or defense.

                  (b) Subject to the provisions of Section 6.12(c), after the Closing Time, the parties will each provide reasonable assistance and cooperation to the other upon request in connection with such matters relating to the pre-closing operations of Moffett and the Subsidiaries as:

                    (i) the completion and delivery of the financial  statements and the general ledger of Moffett and the Subsidiaries as of the Closing Date to Seller;

                    (ii) the  preparation of quarterly,  semi-annual  and annual reports required to be prepared by Seller or Buyer, as the case may be, (either by Law or in accordance with the Seller's or Buyer's internal reporting systems and procedures) in connection with the operation of Moffett's business and the business of each Subsidiary prior to the Closing Date and with the transactions provided for herein;

                    (iii) the preparation of audit information packages required to be prepared by Seller or Buyer (either by Law or in accordance with Seller's or Buyer's internal reporting systems and procedures) in connection with the operation of Moffett's business and the business of each Subsidiary prior to the Closing Time, the transactions provided for in this Agreement and the parties' year-end financial audits; and

                    (iv) such other assistance as Seller or Buyer may reasonably request incidental to the orderly transfer of the Moffett Shares to Buyer.

                  (c) All requests for assistance and cooperation under Section 6.12(b) will be made during normal business hours and with adequate lead time so as to not impose any unreasonable burden upon the party receiving the request or to unreasonably interfere with the conduct of business by such party. The parties acknowledge that the assistance and cooperation to be provided hereunder is merely an accommodation and that the providing party will have no liability with respect to any information or assistance provided hereunder. The requesting party further agrees to hold the party receiving the request harmless from and against any and all liabilities and losses with respect to such information or assistance provided hereunder. In the event either party reasonably deems in good faith any requested cooperation to be unduly burdensome, such party may offer the requesting party reasonable access to such information as the requesting party may need to complete any required task in lieu of performing any services for such party.

         6.13 Signage and Labels. Buyer shall remove the name "Terex" and any and all derivations thereof from all exterior signs located at the Owned Property and Leased Property as soon as practicable but in any event within two months after the Closing Date.

         6.14 Notices and Consents. Seller shall, prior to the Closing Date, give all notices to third parties and use reasonable efforts at its expense to obtain all third party consents, novations and waivers (including, for the avoidance of doubt, waivers of third party termination rights) that are required to be obtained by Seller in connection with the transactions contemplated by this Agreement, including, without limitation, those consents identified in
Section 4.4 of the Disclosure Statement. Buyer agrees to cooperate with Seller in its efforts to obtain such third party consents and where necessary will give or procure the giving of reasonable security to a contracting third party in order to obtain such approval, consent, novation or waiver.

         6.15 Noncompetition. Neither Seller nor any Affiliates of Seller shall, for a period of two years from the Closing Date, directly or indirectly, (a) engage as a manufacturer, seller, distributor or marketer of self-propelled, truck mounted forklifts anywhere in the world (the "Competitive Business") or
(b) induce, solicit, aid or assist any other person to induce or solicit employees, customers or suppliers of Moffett to terminate, curtail or otherwise limit their employment or other business relationships with Moffett, except for general solicitations for employment that are not intended or designed to specifically target employees of Moffett; provided however, that notwithstanding the foregoing:

                  (x) as long as neither the personnel nor the distribution network of Seller or any Affiliate of Seller becomes involved with any product line which constitutes a Competitive Business, then Seller and each Affiliate of Seller may make or thereafter maintain a less than 50% investment in any business as long as the assets used in the portion of such business which constitutes a Competitive Business, if any, have an aggregate value that is less than 20% of the total value of the assets or revenues of such business;

                  (y) as long as the distribution network of Seller or any Affiliate of Seller does not become directly involved with any product line which constitutes a Competitive Business, then Seller and each Affiliate of Seller may make or thereafter maintain a controlling investment in any business as long as the assets used in any portion of such business which constitutes a Competitive Business have an aggregate value which is less than 20% of the total value of the assets or revenues of such business, provided that if any such investment occurs within the first two years after the Closing Date, Seller shall, in a commercially reasonable manner, promptly thereafter diligently pursue the divestiture of that portion of such business which constitutes a Competitive Business; and

                  (z) as long as the distribution network of Seller or any Affiliate of Seller does not become directly involved with any product line which constitutes a Competitive Business, then each Seller and each Affiliate of any Seller may make an acquisition of assets as long as the portion of the acquired assets which is used in carrying on the Competitive Business, if any, has an aggregate value which is less than 20% of the total value of the assets or revenues acquired, provided that if any such acquisition occurs within the first two years after the Closing Date, the Seller shall, in a commercially reasonable manner, promptly thereafter diligently pursue divestiture of that portion of the assets which are used in or otherwise constitute a Competitive Business.

                  Seller acknowledges and agrees that irreparable injury to Buyer will result if Seller or any Affiliate of Seller breaches this Section
6.15 and that the remedy at law for the breach of any such covenant will be inadequate. Accordingly, if Seller or any Affiliate of Seller engages in an act in violation of this Section 6.15, Buyer shall be entitled, in addition to such other remedies and damages as may be available by law or under this Agreement, to injunctive relief to enforce the provisions of this Agreement.

         6.16 Release of Liens, Guarantees and Indemnities. At or prior to the Closing, Seller shall cause the release of all Liens, guaranties and indemnities granted or made by Moffett or any Subsidiary to the extent such Liens, guarantees and/or indemnities secure or guaranty any debts or obligations of Seller.

         6.17 Release of Guarantee. At or prior to the Closing, Buyer and Seller shall use their reasonable best efforts to effectuate the release of that certain Guarantee dated June 9, 2000 (the "IDA Guarantee") executed by Terex Corporation in favor of the Industrial Development Agency (Ireland). In furtherance of the foregoing, Buyer shall offer to provide, or cause an Affiliate of Buyer which is reasonably acceptable to the Industrial Development Agency (Ireland) to provide, a replacement guarantee to the IDA Guarantee on terms and conditions substantially similar to the terms and conditions of the IDA Guaranty or on such other terms and conditions as are reasonably acceptable to Buyer.

         6.18 Capital Expenditures. Seller shall either cause the completion of the Emergency Lighting and Fire Alarm project set forth in Section 4.16 of the Disclosure statement prior to Closing or shall reserve the cost of completing such project on the Closing Balance Sheet.

         6.19 RASCOE Audit. Prior to Closing, Seller shall pay the balance owed with respect to the Rascoe Audit described in Section 4.10 of the Disclosure Statement.

         6.20 Product Liability Coverage. To the extent Seller maintains product liability insurance coverage that would cover Moffett and/or its Subsidiaries with respect to claims relating to occurrences prior to December 1, 1997, Seller shall use its reasonable best efforts to make such coverage available to Buyer, Moffett and the Subsidiaries.

                                    ARTICLE 7

                             CONDITIONS OF CLOSING;
                         DOCUMENTS DELIVERED AT CLOSING

         7.1 Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the purchase of the Moffett Shares under this Agreement is subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived in writing by Buyer:

                  (a) The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the date hereof and the Closing Time with the same force and effect as though made at and as of the Closing Time, except for any representation or warranty made or given as of a specified date, which shall have been true and correct in all material respects as at such date. For purposes of this Section 7.1(a), the representations and warranties of Seller in this Agreement shall be true and correct in all material respects unless the facts, events or circumstances giving rise to any untruths or inaccuracies in such representations or warranties have the same effect as a Material Adverse Effect (as defined in Section 11.9);

                  (b) Seller shall have performed and complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by Seller prior to or at the Closing;

                  (c) Buyer shall have been furnished with a certificate, dated the Closing Date, of a director of Seller certifying that the conditions specified in Sections 7.1(a), 7.1(b), 7.1(d) and 7.1(1) have been satisfied;

                  (d) There shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement, and there shall not be any action, suit or proceeding pending or threatened before any court of competent jurisdiction, arbitrator or Governmental Authority wherein an unfavorable injunction, judgment, order, decree, ruling or change would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

                  (e) No statute, rule or regulation shall have been enacted by any Governmental Authority which prohibits the consummation of the transactions contemplated herein or makes such consummation illegal;

                  (f) Any waiting periods applicable to the consummation of the transactions contemplated hereby under applicable Law, shall have expired or been terminated, and without limiting the foregoing, with respect to the Mergers, Take-overs and Monopolies (Control) Act 1978, as amended (the "Mergers Act"), either (i) the Minister of Enterprise, Trade and Employment (the "Minister") shall have stated in writing that he or she does not intend to make an order under Section 9 of the Mergers Act in relation to the transactions contemplated by this Agreement, or (ii) if the Minister makes such an order subject to conditions, Buyer shall have accepted such conditions, or (iii) if the Minister does not make such an order and does not state in writing that he or she does not intend to make such an order, the applicable time period under
Section 6 of the Mergers Act shall have lapsed;

                  (g) Seller shall have executed and delivered to Buyer the documents identified in Section 7.3 hereof;

                  (h) Seller shall have delivered the Moffett Shares to Buyer;

                  (i) Buyer shall have received evidence satisfactory to Buyer that Seller has obtained all third-party consents described in Section 4.4 of the Disclosure Statement;

                  (j) Seller shall have delivered to Buyer resignations of all officers, directors and employee benefit plan trustees of Moffett and each Subsidiary, each effective as of the Closing Time and duly executed under seal and confirming that they have no claim against Moffett and/or its Subsidiaries for loss of office or otherwise;

                  (k) On the Closing Date, the other Truck Mounted Transactions (as defined in Section 11.9) shall have been consummated simultaneously herewith;

                  (l) Buyer's environmental due diligence shall not have indicated liabilities and/or to the extent reasonably likely to occur, potential liabilities that constitute or can reasonably be expected to constitute a Material Adverse Effect;

                  (m) Seller shall have caused the dissolution of the Dormant Subsidiaries or, alternatively, the transfer of the shares of the Dormant Subsidiaries to an Affiliate of Seller without recourse to Moffett, in each case in a manner reasonably acceptable to Buyer and without any liability to Moffett or Buyer with respect to the pre- or post-closing operations of the Dormant Subsidiaries; and

                  (n) Seller shall have transferred to Buyer, in a manner reasonably acceptable to Buyer, all shares of Moffett Sales and Service Limited, a Northern Ireland company, that are owned by Seller.

         7.2 Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the sale of the Moffett Shares under this Agreement is subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may waived by Seller:

                  (a) The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the date hereof and the Closing Time with the same effect as though made at and as of the Closing Time, except for any representation or warranty made or given as of a specified date, which shall have been true and correct in all material respects as at such date;

                  (b) Buyer shall have performed and complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing;

                  (c) Seller shall have been furnished with a certificate, dated the Closing Date, of a director of Buyer certifying that the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(d) have been satisfied;

                  (d) There shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement, and there shall not be any action, suit or proceeding pending or threatened before any court of competent jurisdiction, arbitrator or Governmental Authority wherein an unfavorable injunction, judgment, order, decree, ruling or change would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

                  (e) No statute, rule or regulation shall have been enacted by any Governmental Authority which prohibits the consummation of the transactions contemplated herein or makes such consummation illegal;

                  (f) Any waiting periods applicable to the consummation of the transactions contemplated hereby under any applicable Law shall have expired or been terminated, and without limiting the foregoing, with respect to the Mergers, Take-overs and Monopolies (Control) Act 1978, as amended (the "Mergers Act"), either (i) the Minister of Enterprise, Trade and Employment (the "Minister") shall have stated in writing that he or she does not intend to make an order under Section 9 of the Mergers Act in relation to the transactions contemplated by this Agreement, or (ii) if the Minister makes such an order subject to conditions, Buyer shall have accepted such conditions, or (iii) if the Minister does not make such an order and does not state in writing that he or she does not intend to make such an order, the applicable time period under
Section 6 of the Mergers Act shall have lapsed;

                  (g) Buyer shall have executed and delivered to Seller the documents identified in Section 7.3 hereof;

                  (h) Buyer shall have delivered the Moffett Purchase Price to Seller in accordance with Section 2.2 hereof;

                  (i) On the Closing Date, the other Truck Mounted Transactions shall have been consummated simultaneously herewith; and

                  (j) Terex Corporation shall have been released from its obligations under the Guarantee described in Section 6.17.

         7.3      Documents to be Delivered at Closing.

                  (a) At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following (all of which shall be in forms reasonably satisfactory to Buyer):

                    (i) a share transfer form for the Moffett  Shares  (together with all rights then or thereafter attaching thereto), duly executed by the registered holder thereof in favor of Buyer (or as Buyer may otherwise direct) together with the related share certificate(s) or, in the case of any lost share certificate, an indemnity in a form reasonably satisfactory to Buyer;

                    (ii) a copy of  resolutions  of the  board of  directors  of
               Seller authorizing the execution, delivery and performance of this Agreement by Seller and a certificate of the secretary or assistant secretary of Seller, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect;

                    (iii) the certificate referred to in Section 7.1(c);

                    (iv) the written  resignations  of the  directors of Moffett and each Subsidiary as referred to in Section 7.1(j);

                    (vi) the Escrow Agreement;

                    (vii) any Taxes and recording and filing fees required to be paid by Seller pursuant to Section 6.6;

                    (viii) a certificate or  certificates  of the kind described in  paragraph  11(6) of Schedule H to the  Capital  Gains Tax Act
               1975;

                    (ix) the title deeds to the Owned Property and Leased Property;

                    (x) all statutory and other corporate books, certificates of incorporation and common seals, and all financial and accounting books and records, for Moffett and each Subsidiary which are in the possession or under the control of Seller;

                    (xi) share  certificates for each Subsidiary's  issued share capital (or indemnities in the case of any lost share certificates, in forms reasonably satisfactory to Buyer) and the share transfer forms (executed in favor of Buyer or as Buyer may otherwise direct) for any shares in a Subsidiary held by any person or entity other than Moffett; and

                    (xii) such other  documents,  instruments  and  writings  as
               Buyer  may   reasonably   request  in  order  to  effectuate  the
               transactions contemplated by this Agreement.

                  (b) At the Closing, Buyer shall deliver to Seller the following:

                    (i) payment of the Moffett  Purchase  Price and  evidence of the wire transfer referred to in Section 2.2;

                    (ii) a copy of the  resolutions of the board of directors of
               Buyer authorizing the execution, delivery and performance of this Agreement by Buyer, and a certificate of its secretary or assistant secretary, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect;

                    (iii) the certificate referred to in Section 7.2(c); and

                    (iv) the Escrow Agreement.


                                    ARTICLE 8

                                   TERMINATION

         8.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of Buyer and Seller.

         8.2 Termination Either by Seller or by Buyer. This Agreement may be terminated either by Seller or by Buyer if a United States federal or state court or Irish court of competent jurisdiction or United States federal or state or an Irish governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

         8.3      Other Grounds for Termination.

                  (a) This Agreement may be terminated by Buyer at any time prior to the Closing if the Closing shall not have occurred as a result of a breach by Seller of any representation, warranty, or covenant contained in this Agreement in any material respect; provided, that Buyer may not terminate this Agreement unless Buyer provides Seller with notice of such breach and Seller fails to cure such breach within 10 days of such notice. For purposes of this
Section 8.3, the representations, and warranties of Seller in this Agreement shall be true and correct or complied with in all material respects unless the facts, events or circumstances giving rise to any untruths or inaccuracies in such representations or warranties have the same effect as a Material Adverse Effect.

                  (b) This Agreement may be terminated by Seller at any time prior to the Closing if the Closing shall not have occurred as a result of a breach by Buyer of any representation, warranty or covenant contained in this Agreement in any material respect; provided, that Seller may not terminate this Agreement unless Seller provides Buyer with notice of such breach and Buyer fails to cure such breach within 10 days of such notice.

         8.4 Effect of Termination. In the event of termination of this Agreement pursuant to this Article 8, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section
8.4 and except for the provisions of Sections 6.4, 6.5, 11.1, 11.2, 11.3, 11.6, 11.8, 11.9, 11.11 and 11.12 and the Confidentiality Agreement referred to in
Section 6.8. Moreover, in the event of termination of this Agreement pursuant to
Section 8.3, nothing herein shall prejudice the ability of the non-breaching party to seek damages from any other party for any breach of this Agreement, including without limitation, reasonable attorneys' fees, or to pursue any remedy at law or in equity; provided, however, in no event shall any party be entitled to, and each party hereby unconditionally waives any right to seek, consequential damages for any Losses (as defined in Section 9.2(a)) that may arise under or as a result of this Agreement or the transactions contemplated hereby.

                                    ARTICLE 9

                            SURVIVAL; INDEMNIFICATION

         9.1 Survival. The representations and warranties of Seller and Buyer contained in this Agreement shall survive the Closing for the applicable periods set forth in this Section 9.1. All of the representations and warranties of Seller contained in this Agreement and all claims and causes of action with respect thereto shall terminate upon expiration of 22 months after the Closing Date, except that (a) the representations and warranties in Sections 4.2, 4.6 and 4.7 shall have no expiration date; (b) the representations and warranties in Sections 4.10 and 4.14 shall survive until the applicable statute of limitations has run; and (c) the representations and warranties in Section 4.18 shall terminate upon the expiration of 50 months after the Closing Date; it being understood that in the event notice of any claim for indemnification under
Section 9.2(a) shall have been given (within the meaning of Section 11.6) within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive with respect to such claim only until such time as such claim is fully resolved. All of the representations and warranties of Buyer contained in this Agreement and all claims and causes of action with respect thereto shall terminate upon expiration of 22 months after the Closing Date; it being understood that in the event notice of any claim for indemnification under Section 9.3(a) shall have been given (within the meaning of Section 11.6) within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive with respect to such claim only until such time as such claim is finally resolved.

         9.2      Indemnification Provisions for Benefit of the Buyer.

                  (a) If the Closing shall occur and Seller breaches any of its representations, warranties (a breach is to be determined for purposes of this
Section 9.2 without regard to the requirements relating to "Material Adverse Effect" contained in Article 7 and Article 8) or covenants contained in this Agreement and provided that Buyer, within any applicable survival period set forth in Section 9.1, makes a written claim for indemnification against Seller setting forth in reasonable detail the circumstances regarding the claim and, if ascertainable, an estimate of the amount thereof, then, subject to Sections 9.1 and 9.8, Seller shall indemnify, defend and hold Buyer harmless from and against any losses, expenses, costs, fees (including, without limitation, reasonable attorney's fees), damages, fines, penalties and other liabilities (collectively, "Losses") Buyer or any of its Affiliates, or any of their respective directors, officers, employees, agents or representatives (collectively, the "Buyer Indemnified Parties"), suffer to the extent such Losses result from, arise out of or are caused by such breach. Claims related to breaches of the representations and warranties in Section 4.18 shall also be subject to Section 9.6.

                  (b)      Reserved.

                  (c) Without restriction as to time, Seller further agrees to indemnify, defend and hold Buyer Indemnified Parties harmless from and against the entirety of all Losses with respect to, resulting from, arising out of, or caused by, any of the following:

                    (i)  claims  based  upon  products   liability  for  Moffett
               products sold in locations other than the United States, and claims based solely (i.e., without intervening negligence on the part of Cargotec Inc. or Buyer) upon design defect or improper manufacture or assembly for products sold in the United States, which in either case are based on occurrences between November 30, 1999 and the Closing Time;

                    (ii) claims based on  liabilities  or obligations of Moffett with respect to the litigation described on Section 4.15 of the Disclosure Statement and any other litigation not described on
               Section 4.15 of the Disclosure Statement which is pending as of the Closing Time;

                    (iii) severance  claims made by Moffett  employees listed in
               Section 9.2(c) of the Disclosure Statement under any employment or severance contract or pursuant to any severance policy of Moffett (including, without limitation, payments made by Moffett and any benefits granted by Moffett to any such listed employee during any notice period which is required by contract, Law or policy in connection with the termination of such employee's employment with Moffett), except for severance claims made by any such listed employee who remains employed by Buyer for at least 90 days after the Closing Date;

                    (iv) claims based on a breach by Seller of any of its covenants and agreements contained in Sections 10.1(a), 10.1(c), 10.1(e), 10.2(a) and 10.5;

                    (v) claims for any  liability  in excess of the  reserve set forth on the Closing Date Balance Sheet with respect to the guarantee executed in favor of Gorica Egypt Group (which guarantee is more particularly described in Section 4.11 of the Disclosure Statement); and

                    (vi) the Dormant Subsidiaries.

                  (d) Except as otherwise  provided in the last sentence of this
Section 9.2(d), Seller shall not have any obligation to indemnify Buyer Indemnified Parties from and against any Losses (i) until Buyer Combined Losses (as defined in Section 11.9) exceed $750,000, after which point Seller will be obligated to indemnify Buyer Indemnified Parties from and against only those additional Losses suffered by Buyer Indemnified Parties; or (ii) to the extent Sellers' Combined Indemnification Payments (as defined in Section 11.9) exceed an amount equal to $20,000,000 (excluding, for purposes of such calculation, all Section 6.15 Losses (as defined in Section 11.9) and all Teledyne Indemnified Losses (as defined in Section 11.9)), after which point Seller will have no obligation to indemnify Buyer Indemnified Parties from and against further
Losses in excess of such amount. Notwithstanding the foregoing, (A) this Agreement shall not limit Buyer's right to seek remedies at law to cause Seller to pay, perform and discharge any matters described in Section 9.2(c); (B) the $750,000 limitation and the $20,000,000 cap on recovery shall not apply to, or include, any Losses incurred with respect to any matters described in Section 9.2(c), all of which shall be paid by Seller without minimum recovery limitation or cap; and (C) the $20,000,000 cap on recovery shall not apply to, or include, any Losses incurred as a result of Seller's breach of any of the representations and warranties contained in Sections 4.5(b), 4.6 and 4.7 which shall be paid by Seller without cap.

                  (e) Notwithstanding the limitations described in Section 9.2(d), Seller further agrees to indemnify, defend and hold Buyer Indemnified Parties harmless from and against, but only to the extent of the assets held in escrow pursuant to the Escrow Agreement, all Losses and other costs (including, without limitation, the cost of insurance deductibles and liability in excess of insurance limits) which (i) are not accrued on the Closing Date Balance Sheet,
(ii) are not paid by insurance, and (iii) are incurred with respect to, result from, arise out of, or are caused by the operation of the business of Moffett prior to the Closing Time, including, without limitation, the following Losses:
(y) Losses relating to products manufactured and sold by Moffett prior to the Closing Time; and (z) Losses based on liabilities or obligations of Moffett under Environmental Laws, to the extent such Losses are based on conditions or occurrences that existed or occurred prior to the Closing Time.

                  (f) The assets held in escrow pursuant to the Escrow Agreement shall be used to satisfy Seller's indemnification obligations under this Article 9 in the following manner:

                    (i)  With  respect  to  indemnification  claims  made  under
               Section 9.2(a) or 9.2(c), Buyer shall be required to proceed first against the assets held in escrow pursuant to the Escrow Agreement, until such time as either (A) Seller has paid to Buyer Indemnified Parties, out of the assets held in escrow, the amount of Five Hundred Thousand U.S. Dollars ($500,000 U.S.) or (B) all assets held in escrow have otherwise been distributed pursuant to the terms of the Escrow Agreement.

                    (ii) With  respect  to claims  made  under  Section  9.2(e),
               Buyer's sole recourse shall be against the assets held in escrow pursuant to the Escrow Agreement.

                    (iii) After the occurrence of either condition  described in the subsections (A) and (B) of Section 9.2(f)(i), Buyer Indemnified Parties shall be entitled to proceed directly against Seller for all claims for indemnification under Section 9.2(a) or 9.2(c). Notwithstanding the foregoing, if Buyer's obligation under Section 9.2(f)(i) terminates by reason of the occurrence of the condition specified in subsection (A) of Section 9.2(f)(i), Buyer shall nevertheless have the right, but not the obligation, to proceed against assets held in escrow in connection with additional claims for indemnification under Section 9.2(a) or 9.2(c) until such time as all assets held in escrow have been distributed pursuant to the terms of the Escrow Agreement.

         9.3      Indemnification Provisions for Benefit of Seller.

                  (a) If the Closing shall occur and Buyer breaches any of its representations, warranties or covenants contained in this Agreement, and provided that Seller, within any applicable survival period set forth in Section 9.1, makes a written claim for indemnification against Buyer setting forth in reasonable detail the circumstances regarding the claim and, if ascertainable, an estimate of the amount thereof, then, subject to Section 9.3(c), Buyer and Moffett agree to jointly and severally indemnify, defend and hold Seller and its Affiliates harmless from and against any Losses Seller or any of its Affiliates, or any of their respective directors, officers, employees, agents or representatives (collectively, "Seller Indemnified Parties"), suffer to the extent such Losses result from, arise out of or are caused by such breach.

                  (b) Without restriction as to time, Buyer and Moffett agree to jointly and severally indemnify, defend and hold Seller Indemnified Parties harmless from and against the entirety of any Losses Seller Indemnified parties suffer to the extent such Losses (i) are with respect to, result from or arise out of Buyer's ownership or operation of the respective businesses of Moffett and the Subsidiaries after the Closing Time, except for those matters for which Buyer Indemnified Parties are entitled to indemnification under Section 9.2; or
(ii) are based on a breach by Buyer of any of its covenants and agreements contained in Sections 10.1(b), 10.1(c), 10.1(d), 10.2(b) and 10.5.

                  (c) Except as otherwise  provided in the last sentence of this
Section 9.3(c), Buyer shall not have any obligation to indemnify Seller Indemnified Parties from and against any Losses (i) until Seller Combined Losses (as defined in Section 11.9) exceed $750,000, after which point Buyer, Moffett and the Subsidiaries will be obligated to indemnify Seller Indemnified Parties from and against only those additional Losses suffered by Seller Indemnified Parties; or (ii) to the extent Buyers' Combined Indemnification Payments (as defined in Section 11.9) exceed an amount equal to $20,000,000 after which point Buyer will have no obligation to indemnify Seller Indemnified Parties from and against further Losses in excess of such amount. Notwithstanding the foregoing,
(A) this Agreement shall not limit Seller's right to seek remedies at law to cause Buyer to pay, perform and discharge any of any liabilities of Moffett; (B) the $750,000 limitation and the cap on recovery shall not apply to, or include, any claim for indemnification under Section 9.3(b) hereof, which shall be paid by Buyer without minimum recovery limitation or cap; and (C) the $20,000,000 cap


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

on recovery shall not apply to, or include, any Losses incurred as a result of the Buyer's breach of any of the representations and warranties contained in
Section 5.2.

         9.4      Matters Involving Third Parties.

                  (a) If any third party notifies any party hereto (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification against the other party hereto (the "Indemnifying Party") under this Section 9, then the Indemnified Party will notify the Indemnifying Party thereof in writing promptly and in any event within 10 days after receiving any written notice from a third party stating the nature and basis of any claim made by the third party; provided that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent that, the Indemnifying Party is prejudiced thereby. The Indemnified Party shall provide to the Indemnifying Party on request all information and documentation reasonably necessary to support and verify any Losses which the Indemnified Party believes give rise to a claim for indemnification hereunder and shall give the Indemnifying Party reasonable access to all books, records and personnel in the possession or under the control of the Indemnified Party which would have bearing on such claim. In the event the Indemnifying Party notifies the Indemnified Party within 30 days after the date the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense of such matter (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may retain separate counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of such separate co-counsel to the extent the Indemnified Party reasonably concludes in good faith that the Indemnified Party has defenses available to it that may conflict with those of the Indemnifying Party), (iii) the Indemnified Party will not consent to the entry of a judgement or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld or delayed unreasonably), and (iv) the Indemnifying Party will not consent to the entry of a judgement with respect to the matter or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld or delayed unreasonably). If the Indemnifying Party does not assume the defense of such matter, the Indemnified Party may defend against the matter in any manner it reasonably may deem appropriate, and (i) the Indemnified Party will defend the matter with counsel of its choice reasonably satisfactory to the Indemnifying Party, (ii) the Indemnifying Party may retain separate counsel at its sole cost and expense, and (iii) the Indemnified Party will not consent to the entry of a judgement or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld or delayed unreasonably).

                  (b) The provisions of paragraph (a) of this Section 9.4 shall apply to all claims for indemnification hereunder except indemnification claims which involve Tax matters pertaining to Moffett, which claims shall be governed by Article 10.

         9.5      Other Indemnification Matters.

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

                  (a) In no event shall any party hereto be liable for loss of profits or consequential damages hereunder.

                  (b) The right of recovery by Buyer Indemnified Parties or Seller Indemnified Parties with respect to any matter covered by this Article 9 shall be net of any insurance proceeds received by the Buyer Indemnified Parties or Seller Indemnified Parties, as the case may be, as a result of any Losses.

                  (c) Notwithstanding anything in this Agreement to the contrary, Seller shall not be responsible for any liability or obligation as a result of Buyer's or Moffett's or any Subsidiary's failure to comply with applicable law after the Closing Time even if Moffett and the Subsidiaries are owned or operated after the Closing Time in the manner owned or operated prior to Closing, except to the extent that the manner of ownership or operation prior to Closing Time constitutes a breach of a representation or warranty contained in this Agreement.

                  (d) Upon making any payment to an Indemnified Party for any indemnification claim pursuant to this Article 9, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any other parties with respect to the subject matter underlying such indemnification claim.

         9.6      Environmental Matters.

                  (a) With respect to any Losses relating to the presence of, or any release of, Hazardous Materials at, on, in, upon, under, or from any of the Owned Property or Leased Property, or arising from, under or pursuant to violations of any Environmental Law, in any case, arising prior to the closing of the transactions contemplated by that certain Asset Purchase and Sale Agreement dated as of September 15, 1999 by and among Teledyne, Inc., Teledyne Princeton, Inc. Kooi USA, Inc., Teledyne GmbH and Terex Corporation (even if not asserted until after the Closing Time), for which Buyer seeks indemnity as a result of a breach of a representation or warranty under Section 4.18 in connection with the operation of the business of Moffett or any Subsidiary, the Owned Real Property or the Leased Real Property pursuant to Section 9.2 (for purposes of this Section 9.6, "Environmental Losses"), Buyer shall provide notice to Seller pursuant to Section 11.6 specifying in reasonable detail, to the extent known, the nature of the Environmental Losses and the estimated amount to remediate or respond to the condition giving rise to the Environmental Losses, to the extent it is then known (which estimate shall not be conclusive of the final amount of any Environmental Losses).

                  (b) Seller shall have the right to control and investigate, remediate, and/or resolve any condition giving rise to a claim or demand for indemnification by Buyer under this Agreement with respect to any Environmental Losses; provided, however, that Seller must consult with Buyer regarding such investigation, remediation or resolution and provided further that if after written notice and a reasonable opportunity to cure Seller do not exercise such right, Buyer may exercise such right. Seller and its employees, contractors, representatives and agents shall have reasonable access at reasonable times to the facilities for the purpose of conducting any investigation and/or remediation, including any sampling or monitoring required to be performed by

Seller, which may include intrusive investigations or remedial action, after the Closing Date or at any time thereafter; provided that if Seller requests such access then Seller shall provide Buyer with written notice of such request. Seller shall use all reasonable efforts to minimize disruption to Buyer's business as a result of conducting any such investigation or remediation.

                  (c) Buyer  shall use  reasonable  efforts  to  cooperate  with
Seller to minimize costs with respect to Environmental Losses. Nothing in this Agreement shall require Seller to perform any environmental remediation activities or other environmental testing, sampling or monitoring activities beyond the minimum required to comply with applicable Environmental Laws (including those measures required to be implemented by Governmental Authorities after reasonable opportunity to object to and/or appeal such requirement) and to permit the use of the Owned or Leased Property consistent with its current use; provided, however, that Buyer shall not be required to accept or execute, nor shall Seller or its agents seek or execute, any deed, well, soil, or water notice or restriction of any kind, or any other Lien, encumbrance, notice or restriction that may be imposed on or recorded against any of the Owned or Leased Property due to the presence of Hazardous Materials if doing so would, in Buyer's reasonable judgment, result in any material diminution in the value or marketability of such property, and in no event will Buyer's agreement to allow any such alternative to remediation relieve Seller of the obligation to effect further remediation if subsequently required by any Governmental Authority or otherwise required by any Environmental Law.

                  (d) Buyer shall give prompt written notice to Seller of any report or other document that Buyer seeks to submit, whether voluntarily or by requirement of a Governmental Authority, to a Governmental Authority which describes any environmental condition existing prior to the Closing Time. To the extent reasonably possible under the circumstances, Seller shall have the right to review and comment upon any submission to a Governmental Authority which describes or addresses any environmental condition for which Buyer is claiming indemnification from Seller hereunder (and Seller will cooperate with Buyer in preparing such submissions, including making available all relevant records in its possession or under its control), and Buyer shall revise such submission in accordance with Seller's reasonable comments thereon, except that in no event shall Buyer be requested by Seller to submit information that in Buyer's opinion would not be legally sufficient. To the extent reasonably possible under the circumstances, Buyer shall give Seller prompt written notice of, and Seller and/or its representatives shall have the right to participate in, any phone call or meeting with any Governmental Authority at which any environmental condition for which Buyer is claiming indemnification from Seller hereunder is to be discussed or addressed in any manner. Except to the extent required by Law after notice to Buyer, Seller shall not submit documents to any Governmental Authority or conduct meetings or phone calls with any Governmental Authority regarding the environmental conditions at any Owned Property or Leased Property without the prior consent of Buyer, which consent shall not be unreasonably withheld.

                  (e) Seller shall not have any obligation to indemnify any Buyer Indemnified Party from and against (i) any Environmental Losses to the extent directly arising from or relating directly to a use of the facilities that is not substantially a continuation of the operation of Moffett's business as conducted on the Closing Date, (ii) any Environmental Losses arising from or related to any change in the use of the Owned Property from industrial use, or
(iii) any Environmental Losses to the extent arising from or related to any amendment to or change in any Environmental Law from that which is in effect on the date hereof. Notwithstanding anything to the contrary contained herein, Seller shall not have any obligation to indemnify Buyer Indemnified Parties from and against any Environmental Losses to the extent (w) they do not relate to an environmental condition caused, created or in existence prior to the Closing,
(x) arising with respect to any release of a Hazardous Material by Buyer, its agents, or invitees after the Closing, or (y) arising from the gross negligence or recklessness of Buyer, its agents, or invitees, or from the exacerbation by physical action of any environmental condition by Buyer, its agent, or invitees. Buyer acknowledges that nothing contained herein absolves it of any obligation under any Environmental Law for Environmental Losses with respect to violations of Environmental Laws by Buyer, its employees, contractors, representatives or agents. Notwithstanding anything contained in this Agreement to the contrary, Buyer shall not be construed as reckless, negligent, or to have exacerbated an environmental condition if, with respect to any such environmental condition, either (i) Buyer fails to take an action Buyer reasonably believed was the responsibility of Seller (but only to the extent Buyer has provided Seller with written notice of such condition) or (ii) Buyer has no knowledge that any action is required.

                  (f) If, after the Closing Time, Buyer undertakes environmental remediation activities or other environmental testing, sampling or monitoring activities in connection with Environmental Losses which are not required or requested by a Governmental Authority or in response to a third party claim asserting liability for an environmental condition at the facilities, subject to Buyer's indemnification rights contained in Section 9.2(e), Seller shall not be obligated to indemnify the Buyer in respect of such Environmental Losses.

         9.7 EXCLUSIVE REMEDY. THE INDEMNIFICATION  PROVISIONS CONTAINED IN THIS
ARTICLE 9 SHALL CONSTITUTE THE SOLE AND EXCLUSIVE RECOURSE AND REMEDY OF THE PARTIES FOR MONETARY DAMAGES WITH RESPECT TO ANY BREACH OF ANY OF THE REPRESENTATIONS, WARRANTIES OR COVENANTS CONTAINED IN THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS. THE PROVISIONS OF THIS ARTICLE 9 WILL NOT RESTRICT THE RIGHT OF ANY PARTY TO SEEK SPECIFIC PERFORMANCE OR OTHER EQUITABLE REMEDIES IN CONNECTION WITH ANY BREACH OF ANY OF THE COVENANTS CONTAINED IN THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS. BUYER ACKNOWLEDGES THAT IT HAS NO RIGHTS TO RESCIND THIS AGREEMENT EITHER FOR A BREACH OF CONTRACT OF FOR NEGLIGENT OR INNOCENT MISREPRESENTATION. NOTWITHSTANDING ANY OTHER PROVISIONS OF THE AGREEMENT, THE PROVISIONS OF THIS SECTION 9.7 SHALL NOT APPLY TO EXCLUDE OR LIMIT THE LIABILITY OF SELLER TO THE EXTENT THAT ANY CLAIM ARISES BY REASON OF ANY FRAUD OR FRAUDULENT MISREPRESENTATION OF ANY SUCH PARTY.

         9.8 Minimizing Losses. Each party agrees to use all commercially reasonable efforts to minimize all Losses (including Losses that are defined for purposes of Section 9.6 as "Environmental Losses") for which it may seek indemnification from the other party pursuant to this Article 9, and to minimize the amount of such indemnification obligation by reasonably pursuing the maximum possible insurance recovery or recovery from other available sources with respect to such Losses and nothing herein will in any way diminish each party's common law duty to mitigate its Loss. Notwithstanding the foregoing, in no event shall Buyer be required to purchase product liability insurance for products manufactured or sold by Seller, Moffett or any Subsidiary prior to the Closing Time.

                                   ARTICLE 10

                                   TAX MATTERS

         10.1     Preparation of Tax Returns.

                  (a) Subject to Section  10.1(c),  Seller shall be  responsible for the preparation and timely filing of any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any taxing authority in connection with the determination, assessment, collection, administration or imposition of any Taxes (as defined in Section 4.10) (for purposes of this Article 10 only, individually, a "Return" and collectively, "Returns") of Moffett and the Subsidiaries relating to any taxable year or period ending on or before the Closing Date (a "Pre-Closing Tax Return"). Pre-Closing Tax Returns shall be filed on or before their respective due dates (including extensions). Such Returns shall be prepared on a basis consistent with Returns prepared for prior taxable periods, except as otherwise required by law or regulation. At least 15 days prior to the filing of a Pre-Closing Tax Return, Seller shall provide Buyer with a copy of such Pre-Closing Tax Return for Buyer's review and comment. If any such Returns cannot be completed and filed by Seller until after the Closing Date, Buyer shall cause the relevant officer(s) of Moffett and each Subsidiary to sign and file such Returns after they have been completed by Seller (and before the due date of such Returns).

                  (b) Buyer shall be responsible for the preparation and timely filing of all Returns of Moffett and the Subsidiaries for all taxable periods commencing after the Closing Date (the "Post-Closing Tax Returns"). The
Post-Closing Tax Returns shall be prepared on a basis consistent with the Pre-Closing Tax Returns unless a different treatment is required by law or regulation. If Buyer takes any position or uses any methodology on any such Return that is inconsistent with any position or methodology taken or used by Moffett, any Subsidiary, or Seller in prior periods (unless Buyer's position or methodology giving rise to the inconsistency is required (i) by a law or regulation, or (ii) in the opinion (reasonably acceptable to Seller and its counsel) of a reputable law firm (the "Law Firm") satisfactory to Seller and its counsel, by other applicable legal authorities in effect for the taxable period covered by such Return), then Buyer shall be responsible for, and shall indemnify and hold harmless, on an after-tax basis, Seller against, any increase in Taxes with respect to any Pre-Closing Tax Return resulting from such inconsistent position or methodology. Buyer shall not make any assertion or make any election the effect of which would be to exclude Moffett or any Subsidiary, to the extent otherwise eligible therefor, from any consolidated Return of Moffett (or any consolidated or combined Return of Seller's consolidated group) for any Pre-Closing Tax Return unless required by law or regulation.

                  (c)  Notwithstanding  anything to the  contrary  contained  in
Section 10.1(a), Buyer shall be responsible for the preparation and timely filing of any Returns of Moffett and the Subsidiaries for taxable periods, if any, that begin before the Closing Date and end after the Closing Date ("Straddling Returns"). The Straddling Returns shall be prepared on a basis consistent with Pre-Closing Tax Returns unless a different treatment is required by law or regulation. Notwithstanding anything to the contrary contained in this
Article 10, at least 15 days prior to the filing of any Straddling Returns required to be caused to be filed by Buyer hereunder, Buyer shall submit copies of such returns to Seller for its review and approval. In the event of any dispute with respect to any Straddling Returns, Buyer shall file the final form of such returns prior to the due date therefor without prejudice to Seller's right to dispute the amount of Taxes for the tax period covered thereby. Seller shall be responsible for, and shall indemnify and hold Buyer harmless against, so much of any Tax liability shown on a Straddling Return as is properly allocable to a pre-Closing period, net of any current Tax savings directly or indirectly received by Buyer as a result of paying such Tax liability. The portion of Moffett's and each Subsidiary's taxable income, gain, loss and any resulting Tax shown on a Straddling Return which is properly allocated to a pre-Closing period shall be determined by (i) assuming that Moffett's and each Subsidiary's taxable year ends as of the close of business on the Closing Date,
(ii) allocating to the pre-Closing period any other income, gain, loss or deduction of Moffett and each Subsidiary from any source, by closing, on an actual basis (or if an actual closing is not feasible, on a pro forma basis taking into account extraordinary items, allocated solely to the pre-Closing period) the books of Moffett and each Subsidiary as of the close of business on the Closing Date, and (iii) preparing Returns based on the income, gain and losses determined on a basis consistent with the methodology and elections employed by Moffett and each Subsidiary in prior years as adjusted to reflect any subsequent adjustments to such returns.

                  (d) Except as otherwise required by any then effective law or regulation or, in the opinion (reasonably acceptable to Seller and its counsel) of the Law Firm, by other applicable legal authorities, without the prior written consent of Seller (which consent shall not, in any case, be unreasonably withheld), Buyer shall not make or cause Moffett or any Subsidiary to make any election, change an annual accounting period or adopt or change any accounting method if any such election, change or adoption would have the effect of increasing the Tax liability of Moffett or any Subsidiary with respect to any Pre-Closing Tax Return.

                  (e) If, consistent with the provisions of this Article 10, Seller desires to amend a Pre-Closing Tax Return, Buyer shall cooperate in such matter to the extent reasonable. Seller shall indemnify and hold Moffett, each Subsidiary, and Buyer harmless, on an after-tax basis, against any increase in any Taxes with respect to Post-Closing Tax Returns directly resulting from any adjustments to items of income, gain, deduction, loss or credit reflected in such amendment.

                  (f) Seller shall retain all books, records, returns, schedules, documents and all papers or relevant items of information relating to the Federal, state, foreign or other Tax liability of Moffett and the Subsidiaries for any Pre-Closing Tax Return, until the expiration of all statutes of limitations for claims to which such documents may pertain; provided that if the statute of limitations for such claims survive indefinitely (for example, with respect to net operating losses), Seller shall retain the documents pertaining to such claims for a period of seven years after the Closing Date. Thereafter, Seller shall have the right to dispose of or destroy any such items; provided that, prior to such disposal or destruction, Seller shall provide Buyer with written notice of its intent to do so. For a period of 30 days after its receipt of such notice, Buyer shall have the right, at its sole cost and expense, promptly to remove or obtain copies (or, if necessary, originals) of such items and take whatever action Buyer may desire with respect to such items. Notwithstanding the foregoing, Seller shall reasonably cooperate with Buyer and furnish copies of any such items to Buyer, at Buyer's sole cost and expense, upon written request.

         10.2 Liability for Taxes. Seller and Buyer hereby covenant and agree that, as between Seller, on the one hand, and Buyer, on the other hand, and subject to the provisions of Section 10.3:

                  (a) Except as otherwise provided in Section 10.1(b), Seller shall be liable for and shall pay (i) all Taxes payable by or with respect to Moffett, the Subsidiaries, or Seller for Pre-Closing Tax Returns and (ii) such Taxes as are allocable to the period prior to the Closing Time in connection with a Straddling Return prepared in accordance with Section 10.1(c).

                  (b) Except as otherwise provided in Sections 10.1(c) and 10.2(a), Buyer shall be liable for and shall pay, or shall cause Moffett or the Subsidiaries, as applicable, to pay, and Seller shall not be required to pay or reimburse Buyer or Moffett or the Subsidiaries for, all Taxes payable by Moffett and each Subsidiary for all Returns other than Pre-Closing Tax Returns.

         10.3 Certain Tax Payment Responsibility. Notwithstanding anything in this Article 10 to the contrary, Each party agrees that it shall not set off, offset or recoup any amounts due to another party pursuant to this Article 10 and shall not defend any failure to make payment when due in accordance with this Article 10 by reason of the alleged failure of such other party to indemnify and hold harmless such party in accordance with the provisions of
Article 9.

         10.4     Tax Contests.

                  (a) Seller and its duly appointed representatives shall have the sole right to supervise or otherwise coordinate any examination process and to negotiate, resolve, settle or contest any asserted Tax deficiencies or assert and prosecute any claim for refund with respect to Pre-Closing Tax Returns. Each party hereto shall within 14 days after it has knowledge of the assertion or commencement thereof notify the other party of the written assertion of any claim or the commencement of any suit, action, proceeding, investigation or audit (any of which may be hereinafter referred to as a "Tax Contest") with respect to any Pre-Closing Tax Returns (but only if such Tax Contest would affect the Tax liability of the other party), and shall provide the other party with copies (subject to deletion of unrelated information) of all correspondence relating to such Tax Contest. The costs of such Tax Contest shall be borne by Seller.

                  (b) Buyer and its duly appointed representatives shall have the sole right and the obligation to supervise or otherwise coordinate any examination process and to negotiate, resolve, settle or contest any asserted Tax deficiencies or assert and prosecute any claim for refund with respect to

Post-Closing Tax Returns. Each party hereto shall within 14 days after it has knowledge thereof notify the other party of the written assertion or the commencement of a Tax Contest with respect to any Post-Closing Tax Returns (but only if such Tax Contest would affect the Tax liability of the other party), and shall provide the other party with copies (subject to deletion of unrelated information) of all correspondence relating to such Tax Contest. The costs of such Tax Contest shall be borne by Buyer.

                  (c) Buyer and its duly appointed representatives shall have the sole right and the obligation to supervise or otherwise coordinate any examination process and to negotiate, resolve, settle or contest any asserted Tax deficiencies or assert and prosecute any claim for refund with respect to Straddling Returns. Each party hereto shall within fourteen days after it has knowledge thereof notify the other party of the written assertion or the commencement of Tax Contest with respect to any Straddling Return (but only if such Tax Contest would effect the Tax liability of the other party), and shall provide the other party with copies (subject to deletion of unrelated information) of all correspondence to such Tax Contest. The cost of such Tax Contest shall be borne by Buyer.

         10.5 Refunds, Tax Credits. To the extent that Buyer receives a refund of, or an offset with respect to, Taxes or a Tax credit arising from or with respect to the Pre-Closing Tax Returns or a Straddling Return to the extent applicable to a pre-Closing Time period as determined in accordance with Section 10.1(c) (net of a proportionate amount of any costs incurred by Buyer in connection with obtaining such refund, offset or Tax credit), Buyer shall pay to or reimburse, or shall cause Moffett or a Subsidiary, as applicable, to pay to or reimburse, Seller for the amount of any such Tax refund, offset or credit received net of any Taxes payable by Buyer, Moffett or the Subsidiaries as a result of such Tax refund or credit. To the extent that Seller receives a refund of, or an offset with respect to, Taxes or a Tax credit arising from or with respect to any of the Post-Closing Tax Returns or any Straddling Returns, Seller shall reimburse Buyer, Moffett and the Subsidiaries for the amount of any such Tax refund or credit received net of any Taxes payable by Seller on such Tax refund, offset or credit, but only to the extent allocable to a post-Closing Time period.

         10.6 Cooperation. After the Closing Date, Buyer, on the one hand, and Seller, on the other hand, shall make available to the other, as reasonably requested, and to any taxing authority, all information, records or documents relating to Tax liabilities or potential Tax liabilities of Moffett and the Subsidiaries and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations or extensions thereof.

         10.7     Reserved.

         10.8 No Extensions. Seller shall ensure that neither Moffett nor any Subsidiary consents prior to the Closing Time to any waiver or extension of any statute of limitations with respect to any taxable year of Moffett or any Subsidiary.

                                   ARTICLE 11

                                  MISCELLANEOUS

         11.1 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any New York Court (as hereinafter defined), this being in addition to any other remedy to which they may be entitled at law or in equity.

         11.2 Entire Agreement. This Agreement, the exhibits hereto, the Disclosure Statement, Buyer's Disclosure Statement, the introductory language and recital set forth above, the Confidentiality Agreement and any other documents delivered by the parties in connection with this Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings (oral and written) among the parties with respect thereto.

         11.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its rules of conflict of laws. Each Seller and Buyer hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the United States District Court for the Southern District of New York (the "New York Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the New York Courts and agrees not to plead or claim that such litigation brought in any New York Court has been brought in an inconvenient forum.

         11.4     Reserved.

         11.5 Schedules; Tables of Contents and Headings. If a matter is disclosed on any Section of the Disclosure Statement, such disclosure shall suffice, without specific repetition and without cross-reference, as a response to any other Section of the Disclosure Statement, but only to the extent such disclosure is made in such a way that Buyer would be reasonably expected to determine the applicability of such disclosure to such other Section. If a matter is disclosed on any Section of Buyer's Disclosure Statement such disclosure shall suffice, without specific repetition and without cross-reference, as a response to any other section of Buyer's Disclosure Statement, but only to the extent such disclosure is made in such a way that Buyer would be reasonably expected to determine the applicability of such disclosure to such other section. The table of contents and section headings of this Agreement and titles given to Sections of the Disclosure Statement to this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

         11.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered if by hand or overnight courier, (b) three days after mailing by first-class registered mail, return receipt requested, postage prepaid, or (c) when telecopied, provided that concurrently therewith a copy is mailed by first-class registered mail, return receipt requested, postage prepaid, to the parties at the following addresses (or to such address as a party may have specified by notice given to the other party pursuant to this provision):

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

                  If to Seller to:

                             Terex Corporation
                             500 Post Road East
                             Westport, Connecticut  06880
                             Attn: Eric I Cohen, Esq.
                                       Senior Vice President, Secretary
                                            and General Counsel
                             Fax No.:  (203) 222-7976

                  With a copy to:

                             Robinson Silverman Pearce
                             Aronsohn & Berman LLP
                             1290 Avenue of the Americas
                             New York, New York  10104
                             Attn:  Stuart A. Gordon, Esq.
                             Fax No.:  (212) 541-4630

                  If to Buyer, to:

                             Partek Cargotec Holding Ltd
                             c/o Partek Corporation
                             Sornaisten rantatie 23
                             P.O. Box 61, FIN-00501 Helsinki, Finland
                             Attn:  General Counsel
                             Tel. No.: 358-204-55-11
                             Fax No.: 358-204-55-4386

                  With a copy to:

                             Reinhart, Boerner, Van Deuren, Norris
                                    & Rieselbach, s.c.
                             1000 North Water Street, Suite 2100
                             Milwaukee, WI 53202
                             Attn: Kevin J. Howley, Esq.
                             Fax No.:  (414) 298-8097

         11.7 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or otherwise affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         11.8 Extension; Waiver. The parties may: (a) extend the time for performance of any of the obligations or other acts of the other party hereto,
(b) waive any inaccuracies in the representations or warranties contained herein and (c) waive compliance with any of the agreements, covenants or conditions contained herein. Any such extension or waiver shall be valid only if in a writing executed by the party against whom such extension or waiver is sought to be enforced.

         11.9 Certain Definitions. The following terms, whenever used in this Agreement, shall have the following meanings:

                  (a) The term "Affiliate" means, with respect to any individual, corporation, partnership, firm, joint venture, association, trust or other entity (each a "Person"), any Person who controls, is controlled by, or is under common control with, such Person.

                  (b) The term "Buyers' Combined Indemnification Payments" means the sum of the following: (i) amounts paid by Buyer to Seller Indemnified Parties for Losses pursuant to the indemnification provisions contained in this Agreement (such amounts described in this subsection (i) shall be referred to as "Buyer's Moffett Indemnification Payments"), plus (ii) Buyer's Kooi Indemnification Payments, as defined in the Kooi Purchase Agreement, plus (iii) Buyer's Princeton Indemnification Payments, as defined in the Princeton Purchase Agreement

                  (c) The term "Buyer Combined Losses" means the sum of the following: (i) all Losses suffered by Buyer Indemnified Parties by reason of breaches under this Agreement, determined without regard to any otherwise applicable "Material Adverse Effect" qualification (such Losses described in this subsection (i) shall be referred to as "Buyer's Moffett Losses"), plus (ii) Buyer's Kooi Losses, as defined in the Kooi Purchase Agreement, plus (iii) Buyer's Princeton Losses, as defined in the Princeton Purchase Agreement.

                  (d) The term "Escrow Agreement" means the escrow agreement among Buyer, Seller, Partek Cargotec Holding Netherlands B.V., Holland Lift International B.V., Partek Holding Inc., Terex Corporation, and the Escrow Agent (as defined in Section 11.9(e)), in substantially the form of Exhibit B attached hereto.

                  (e) The term "Escrow Agent" means the party serving as escrow agent under the Escrow Agreement.

                  (f) The phrase "to the knowledge of Seller" (or words of similar import, whether expressed in the positive or negative) shall mean only the actual knowledge after reasonable inquiry into the relevant subject matter of those persons who are listed in Section 11.9(f) of the Disclosure Statement. For purposes of the foregoing definition, "reasonable inquiry" shall include, but not be limited to, inquiry of the Managing Director and Director of Finance at Moffett (or if such positions do not exist, the persons holding comparable positions at Moffett).

                  (g) The term "Kooi Purchase Agreement" means the Share Purchase and Sale Agreement dated of even date herewith among Partek Cargotec Holding Netherlands B.V., Holland Lift International B.V., and for purposes of
Article 9 only, Kooi B.V., pursuant to which Partek Cargotec Holding Netherlands B.V. has agreed to acquire from Holland Lift International B.V. all of the issued and outstanding capital shares of Terex B.V.

                  (h) The term "Material Adverse Effect" shall mean any material adverse effect on, or any circumstances or events which individually or in the aggregate are reasonably likely to result in a material adverse effect on the assets, the current or foreseeable future results of operations or the current or foreseeable future financial condition of Moffett, the Subsidiaries, Terex Corporation's Princeton division, Kooi B.V. and the subsidiaries of Kooi B.V., taken as a whole.

                  (i) The term "Materiality Thresholds" means the $100,000 (U.S.) materiality thresholds described in the second and third sentences of
Section 2.3(d) of the Princeton Purchase Agreement.

                  (j) The term "Princeton Purchase Agreement" means the Asset Purchase and Sale Agreement dated of even date herewith between Partek Holding Inc. and Terex Corporation, pursuant to which Partek Acquisition Company, Inc. has agreed to acquire from Terex Corporation substantially all of the assets and business of Terex Corporation's Princeton division.

                  (k) The term "Reference Amount" has the same meaning as set forth in the Kooi Purchase Agreement.

                  (l) The term  "Relevant  Closing  Balance  Sheets"  means  the
Closing Date Balance  Sheet,  the closing  balance  sheet  prepared  pursuant to
Section 2.3 of the Princeton Purchase Agreement, and the closing date balance sheet prepared pursuant to Section 2.3 of the Kooi Purchase Agreement.

                  (m) The term "Section 6.15 Losses" means the sum of the following: (i) any and all payments for Losses incurred by Buyer in connection with the breach by Seller or any Affiliate of Seller of any of the provisions of
Section 6.15 (such payments described in this subsection (i) shall be referred to as "Moffett Section 6.15 Losses"), plus (ii) Kooi Section 6.15 Losses, as defined in the Kooi Purchase Agreement, plus (iii) Princeton Section 6.15 Losses, as defined in the Princeton Purchase Agreement.

                  (n) The term "Seller Combined Losses" means the sum of the following: (i) all Losses suffered by Seller Indemnified Parties by reason of breaches under this Agreement (such Losses described in this subsection (i) shall be referred to as "Seller's Moffett Losses"), plus (ii) Seller's Kooi Losses, as defined in the Kooi Purchase Agreement, plus (iii) Seller's Princeton Losses, as defined in the Princeton Purchase Agreement.

                  (o) The term "Sellers' Combined Indemnification Payments" means the sum of the following: (i) all amounts paid by Seller to Buyer Indemnified Parties for Losses pursuant to the indemnification provisions contained in this Agreement (such amounts described in this subsection (i) shall be referred to as "Seller's Moffett Indemnification Payments"), plus (ii) Seller's Kooi Indemnification Payments, as defined in the Kooi Purchase Agreement, plus (iii) Seller's Princeton Indemnification Payments, as defined in the Princeton Purchase Agreement.

                  (p) The term "Teledyne Indemnified Losses" means any and all payments for "Losses" (or portions thereof) as that term is defined in each of the Princeton Purchase Agreement and the Kooi Purchase Agreement, for which (i) "Buyer Indemnified Parties" under the Kooi Purchase Agreement are indemnified against under the Kooi Purchase Agreement or (ii) "Buyer Indemnified Parties" under the Princeton Purchase Agreement are indemnified against under the Princeton Purchase Agreement and in either case for which Terex Corporation receives payments pursuant to the indemnification provisions of that certain Asset Purchase and Sale Agreement dated as of September 15, 1999 by and among Teledyne, Inc., Teledyne Princeton, Inc., Kooi USA, Inc., Teledyne GmbH and Terex Corporation.

                  (q) The term "Total  Equity"  means the sum of the  following:
(i) the amount by which (A) the value of the assets of Moffett and the Subsidiaries, as reflected on the Closing Date Balance Sheet, exceeds (B) the liabilities of Moffett and the Subsidiaries, as reflected on the Closing Date Balance Sheet (including reserves reflected on the Closing Date Balance Sheet), plus (ii) Kooi Net Equity, as defined in the Kooi Purchase Agreement, plus (iii) Princeton Net Asset Value, as defined in the Princeton Purchase Agreement. The amount referred to in the foregoing Section 11.9(n)(i) is referred to herein as "Moffett Net Equity."

                  (r) The term Truck Mounted Transactions" shall mean the following transactions: (i) the purchase by Partek Cargotec Holding Netherlands B.V. of all of the issued and outstanding capital shares of Terex B.V. pursuant to the terms of the Kooi Purchase Agreement, (ii) the purchase by Partek Holding Inc. of substantially all of the assets and business of Terex Corporation's Princeton division pursuant to the terms of the Princeton Purchase Agreement; and (iii) the purchase by Buyer of all of the issued and outstanding capital shares of Moffett Engineering Limited pursuant to the terms of this Agreement.

         11.10 Payment of Certain Arbitration Costs; Manner of Making Adjustment. The cost of any arbitration (including the fees of the Arbitrator) pursuant to Section 2.3(c) shall be paid in the manner specified in Section 2.3(c) of the Princeton Purchase Agreement. The adjustment contemplated by
Section 2.3(d) shall be made in the manner specified in Section 2.3(d) of the Princeton Purchase Agreement.

         11.11 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         11.12 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. Any reference in this Agreement to an Irish law, statute, rule, regulation, or other statutory provision shall, with respect to any Subsidiary incorporated outside of Ireland, be deemed to be a reference to the equivalent law, statute, rule, regulation or other statutory provision in the jurisdiction in which that Subsidiary is incorporated.

         11.13 Amendment. This Agreement may be amended by the parties hereto at any time. This Agreement may not be amended or modified except by an instrument in writing signed by or on behalf of each of the parties hereto.

         11.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same Agreement.

         11.15 Waiver Seller hereby waives any and all preemption rights to which it may be entitled under the memorandum and articles of association of Moffett or otherwise.

         IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf as of the day and year first written above.

                          POWERSCREEN INTERNATIONAL plc


                               By: /s/ Ronald M. DeFeo
                                     Name: Ronald M. DeFeo
                                     Title:


                           PARTEK CARGOTEC HOLDING LTD


                               By: /s/ Olof Elenius
                                    Name: Olof Elenius
                                    Title:

                                    FOR THE PURPOSES OF ARTICLE 9 ONLY:

                           MOFFETT ENGINEERING LIMITED

                                By:/s/ Ronald M. DeFeo
                                     Name: Ronald M. DeFeo
                                     Title:

List of Exhibits:

         Exhibit A-Closing GAAP
         Exhibit B-Form of Escrow Agreement

                                       50